Exhibit 4.1

PINNACLE ENTERTAINMENT, INC.

Company

ACE GAMING, LLC

AREH MLK LLC

AREP BOARDWALK PROPERTIES LLC

BELTERRA RESORT INDIANA, LLC

BILOXI CASINO CORP.

BOOMTOWN, LLC

CASINO MAGIC CORP.

CASINO ONE CORPORATION

LOUISIANA – I GAMING, A LOUISIANA PARTNERSHIP IN COMMENDAM

MITRE ASSOCIATES LLC

OGLE HAUS, LLC

PNK (BATON ROUGE) PARTNERSHIP

PNK (BOSSIER CITY), INC.

PNK DEVELOPMENT 7, LLC

PNK DEVELOPMENT 8, LLC

PNK DEVELOPMENT 9, LLC

PNK DEVELOPMENT 13, LLC

PNK (ES), LLC

PNK (LAKE CHARLES), L.L.C.

PNK (OHIO), LLC

PNK (OHIO) II, LLC

PNK (OHIO) III, LLC

PNK (RENO), LLC

PNK (RIVER CITY), LLC

PNK (SCB), L.L.C.

PNK (ST. LOUIS RE), LLC

PNK (STLH), LLC

PSW PROPERTIES LLC.

YANKTON INVESTMENTS, LLC

Initial Guarantors

7.75% SENIOR SUBORDINATED NOTES DUE 2022

INDENTURE

Dated as of March 19, 2012

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314(a)	4.03;13.02; 13.05
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*	This Cross Reference Table is not part of the Indenture.

i

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	[Intentionally Omitted]
Exhibit C	[Intentionally Omitted]
Exhibit D	FORM OF NOTATION OF GUARANTY
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of March 19, 2012 among Pinnacle Entertainment, Inc., a Delaware corporation, the Guarantors (as defined) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee.

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 7.75% Senior Subordinated Notes due 2022 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“7.5% Notes” means the 7.5% Senior Subordinated Notes due 2015 issued pursuant to an indenture, dated as of June 8, 2007, between the Company, the guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, as amended and supplemented from time to time.

“8.75% Notes” means the 8.75% Senior Subordinated Notes due 2020 issued pursuant to an indenture, dated as of May 6, 2010, by and between the Company, the guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, as amended and supplemented from time to time.

“8.625% Notes” means the 8.625% Senior Notes due 2017 issued pursuant to an indenture, dated as of August 10, 2009, between the Company, the guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, as amended and supplemented from time to time.

“ACDL Entity” means any of (i) Asian Coast Development (Canada) Ltd., a British Columbia corporation, (ii) Ho Tram Project Company Limited, a Vietnamese limited liability company, (iii) any Person that is an Affiliate of the foregoing, and (iv) successors to any of the foregoing.

“ACDL Investment” means any Investment (i) in an ACDL Entity (whether made directly or through one or more Unrestricted Subsidiaries) or (ii) in any other Person (including without limitation any Vietnam Subsidiary) made in connection with any development, construction, acquisition, management, operation, licensing or other business activity with, involving or relating to an ACDL Entity.

“Accrued Bankruptcy Interest” means, with respect to any Senior Debt, all interest accruing thereon after the filing of a petition or commencement of any other proceeding by or against any Obligor under any Bankruptcy Law, in accordance with and at the rate (including any rate applicable upon any default or event of default, to the extent lawful) specified in the documents evidencing or governing such Indebtedness or Hedging Obligations, whether or not the claim for such interest is allowed as a claim after such filing in any proceeding under such Bankruptcy Law.

“Acquired Debt” means, with respect to any specified Person, Indebtedness of another Person and any of such other Person’s Subsidiaries existing at the time such other Person becomes a Subsidiary of such Person or at the time it merges or consolidates with such Person or any of such Person’s Subsidiaries or is assumed by such Person or any Subsidiary of such Person in connection with the acquisition of assets from such other Person and in each case not Incurred by such Person or any Subsidiary of such Person or such other Person in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary of such Person or such acquisition, merger or consolidation.

“Additional Interest” means all amounts, if any, payable pursuant to the provisions relating to additional interest described under Section 6.02 as the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described under Section 4.03, and for any failure to comply with the requirements of Section 314(a) of the TIA.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” means, when used with reference to any Person:

(1) any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person or such other Person, as the case may be, or

(2) any director, officer or partner of such Person or any Person specified in clause (1) above.

For the purposes of this definition, the term “control” when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling,” and “controlled” have meanings correlative of the foregoing. None of the Underwriters nor any of their respective Affiliates shall be deemed to be an Affiliate of any Obligor or of any of their respective Affiliates.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means with respect to any Note on any redemption date, as determined by the Company, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at April 1, 2017 (such redemption price being set forth in the table appearing under Section 3.07) plus (ii) all required interest payments due on the Note through April 1, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note and the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Acquisition” means:

(1) an Investment by any Obligor in any other Person pursuant to which such Person shall become an Obligor or a Restricted Subsidiary of an Obligor or shall be merged into, or with any Obligor or Restricted Subsidiary of an Obligor, or

(2) the acquisition by any Obligor of assets of any Person comprising a division or line of business of such Person or all or substantially all of the assets of such Person.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition (for purposes of this definition, each a “disposition”) by any Obligor (including, without limitation, pursuant to any sale and leaseback transaction or any merger or consolidation of any Restricted Subsidiary of the Company with or into another Person (other than another Obligor) whereby such Restricted Subsidiary shall cease to be a Restricted Subsidiary of the Company) to any Person of:

(1) any property or assets of any Obligor (other than Capital Stock of any Unrestricted Subsidiary) to the extent that any such disposition is not in the ordinary course of business of such Obligor, or

(2) any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by law to be held by a Person other than the Company or a Restricted Subsidiary),

other than, in both cases:

(A) any disposition to the Company,

(B) any disposition to any Obligor or Restricted Subsidiary,

(C) any disposition that constitutes a Restricted Payment or a Permitted Investment that is made in accordance with Section 4.07 hereof,

(D) any transaction or series of related transactions resulting in Net Cash Proceeds to such Obligor (or involving assets or property having a fair market value, as determined in good faith by the Company) of less than $20 million,

(E) any transaction that is consummated in accordance with Section 5.01 hereof,

(F) the sale or discount, in each case without recourse (direct or indirect), of accounts receivable arising in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, but only in connection with the compromise or collection thereof,

(G) any Permitted Lien or any other pledge, assignment by way of collateral security, grant of security interest, hypothecation or mortgage, permitted by this Indenture or any foreclosure, judicial or other sale, public or private, by the pledgee, assignee, mortgagee or other secured party of the subject assets,

(H) a disposition of assets constituting a Permitted Investment,

(I) any disposition of undeveloped or substantially undeveloped real estate, provided that in such disposition:

(i) the Obligor making such disposition receives consideration at the time of such disposition at least equal to the fair market value of the real estate assets disposed of (as determined reasonably and in good faith by the Board of such Obligor), and

(ii) at least 60% of the consideration received from such disposition by the Obligor making such disposition is cash or Cash Equivalents and is received at the time of the consummation of such disposition. (For purposes of this provision, each of the following shall be deemed to be cash: (A) any liabilities as shown on such Obligor’s most recent balance sheet (or in the notes thereto) (other than (i) Indebtedness subordinate in right of payment to the Notes, (ii) contingent liabilities, (iii) liabilities or Indebtedness to Affiliates of the Company and (iv) Non-Recourse Indebtedness) that are assumed by the transferee of any such assets, and (B) to the extent of the cash received, any notes or other obligations received by the Obligor making the disposition from such transferee that are converted by such Obligor into cash within 60 days of receipt), or

(J) any disposition, relinquishment or transfer of assets or licenses in connection with a sale, disposition or a partial or complete shutdown of the President Riverboat Casino (also known as the Admiral).

“Atlantic City Entities” means PNK Development 13, LLC, ACE Gaming, LLC, Mitre Associates, LLC and Brighton Park Maintenance Corp.

“Atlantic City Group Investment” means the amount of cash used to make the Restricted Investments of the Company and its Restricted Subsidiaries in the Atlantic City Entities as of the dates originally made prior to the issuance of the 7.5% Notes, irrespective of the fair market value or net book value of such Restricted Investments in the Atlantic City Entities as of the dates they were originally made or at the time of designation or redesignation of such entities as Restricted Subsidiaries.

“Bank Credit Agreement” means the credit facility provided to the Company pursuant to the Fourth Amended and Restated Credit Agreement dated as of August 2, 2011, as amended by that certain First Amendment to Fourth Amended and Restated Credit Agreement dated as of March 19, 2012, in each case by and among the Company, the financial institutions from time to time party thereto, and Barclays Bank PLC, as Administrative Agent thereunder, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors or other purchasers) in whole or in part from time to time.

“Bankruptcy Law” means the United States Bankruptcy Code and any other bankruptcy, insolvency, receivership, reorganization, moratorium or similar law providing relief to debtors, in each case, as from time to time amended and applicable to the relevant case.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the board of directors (or any committee thereof duly authorized to act on behalf of such board) or other similar governing body of the controlling general partner of the partnership; (3) with respect to a limited liability company, the Person or Persons who are the managing member, members or managers or any controlling committee or managing member, members or managers thereof; and (4) with respect to any other Person, the board or committee or other body of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, rights, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person, and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the discounted rental stream payable by such Person that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP. The final maturity of any such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty. For the avoidance of doubt, any lease obligation that would not be required to be classified and accounted for as a capital lease obligation under GAAP as in effect as of the Issue Date shall not be treated as a Capitalized Lease Obligation even if such lease obligation would be required to be classified and accounted for as a capital lease obligation under generally accepted accounting principles in the United States as in effect at any time after the Issue Date, whether such lease obligation was entered into before or after the Issue Date.

“Cash Equivalents” means:

(1) Government Securities;

(2) certificates of deposit, eurodollar time deposits and bankers acceptances maturing within 12 months from the date of acquisition thereof by any Obligor or Domestic Restricted Subsidiary and issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having, at the date of acquisition of the applicable Cash Equivalent, (A) combined capital and surplus of not less than $500 million and (B) a commercial paper rating of at least A-1 from S&P or at least P-1 from Moody’s;

(3) repurchase obligations with a term of not more than seven days after the date of acquisition thereof by any Obligor or Domestic Restricted Subsidiary for underlying securities of the types described in clauses (1), (2) and (4) hereof, entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having a rating of at least P-1 from Moody’s or a rating of at least A-1 from S&P on the date of acquisition thereof by any Obligor or Domestic Restricted Subsidiary;

(5) debt obligations of any corporation maturing within 12 months after the date of acquisition thereof by any Obligor or Domestic Restricted Subsidiary, having a rating of at least P-1 or aaa from Moody’s or A-1 or AAA from S&P on the date of such acquisition; and

(6) mutual funds and money market accounts investing at least 90% of the funds under management in instruments of the types described in clauses (1) through (5) above and, in each case, maturing within the period specified above for such instrument after the date of acquisition thereof by any Obligor or Domestic Restricted Subsidiary.

“Casino” means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, marina, vessel, barge, ship and equipment.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, or the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act),

(2) the adoption, or, if applicable, the approval of any requisite percentage of the Company’s stockholders of a plan relating to the liquidation or dissolution of the Company,

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), or

(4) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of the Company (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office.

“Company” means Pinnacle Entertainment, Inc., a Delaware corporation, and any and all successors thereto.

“Completion Guarantee and Keep-Well Agreement” means (i) the guarantee by the Company or a Guarantor of the completion of the development, construction and opening of a new gaming facility or related or ancillary amenities or businesses in Atlantic City, New Jersey and/or Las Vegas, Nevada by one or more Unrestricted Subsidiaries of the Company, (ii) any Indebtedness of an Unrestricted Subsidiary guaranteed by the Company or any Guarantor pursuant to a Completion Guarantee and Keep-Well Agreement, prior to the time the Company or such Guarantor makes any principal, interest or comparable debt service payment with respect to such guaranteed Indebtedness, and/or (iii) the agreement by the Company or a Guarantor to advance funds, property or services on behalf of one or more Unrestricted

Subsidiaries of the Company in order to maintain the financial condition of such Unrestricted Subsidiaries in connection with the development, construction, opening and operation of a new gaming facility or related or ancillary amenities or businesses in Atlantic City, New Jersey and/or Las Vegas, Nevada by such Unrestricted Subsidiaries; provided that, in the case of clauses (i), (ii) and (iii) above, such guarantee or agreement is entered into in connection with obtaining financing for such gaming facility or related or ancillary amenities or businesses or is required by a Gaming Authority.

“Completion Guarantee/Keep-Well Indebtedness” of the Company or any Guarantor means (i) any Indebtedness Incurred for money borrowed by the Company or any Guarantor in connection with the performance of any Completion Guarantee and Keep-Well Agreement or (ii) any Indebtedness of one or more Unrestricted Subsidiaries of the Company that is guaranteed by the Company or a Guarantor pursuant to a Completion Guarantee and Keep-Well Agreement, in the case of guaranteed Indebtedness under this clause (ii), on and after the time the Company or such Guarantor makes any principal, interest or comparable debt service payment with respect to such guaranteed Indebtedness.

“Consolidated Coverage Ratio” means, with respect to any Person on any date of determination, the ratio of:

(1) Consolidated EBITDA for the period of four fiscal quarters most recently ended prior to such date for which internal financial reports are available, ended not more than 135 days prior to such date, to

(2) (A) Consolidated Interest Expense during such period plus (B) dividends on or in respect of any Capital Stock of any such Person paid in cash during such period;

provided, that the Consolidated Coverage Ratio shall be calculated giving pro forma effect, as of the beginning of the applicable period, to any acquisition, Incurrence or redemption of Indebtedness (including the Notes), issuance or redemption of Disqualified Capital Stock, acquisition, Asset Sale, purchases of assets that were previously leased or re-designation of a Restricted Subsidiary as an Unrestricted Subsidiary, at any time during or subsequent to such period, but on or prior to the applicable Determination Date.

In making such computation, Consolidated Interest Expense:

(1) attributable to any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period, or

(2) attributable to interest on any Indebtedness under a revolving Credit Facility shall be computed on a pro forma basis based upon the average daily balance of such Indebtedness outstanding during the applicable period.

It is understood that the Company may rely on internal or publicly reported financial reports even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any action taken or not taken in compliance with a covenant in this Indenture which is based upon or made in reliance on a computation of the Consolidated Coverage Ratio by the Company based on such internal or publicly reported financial statements, shall be deemed to continue to comply with the applicable covenant, notwithstanding any subsequent adjustments that may result in changes to such internal or publicly reported financial statements.

For purposes of calculating Consolidated EBITDA of the Company for the most recently completed period of four full fiscal quarters ending on the last day of the last quarter for which internal financial statements are available (such period of four fiscal quarters, the “Measurement Period”), not more than 135 days prior to the transaction or event giving rise to the need to calculate the Consolidated EBITDA,

(1) any Person that is a Restricted Subsidiary on such Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) shall be deemed to have been a Restricted Subsidiary at all times during such Measurement Period,

(2) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period,

(3) if the Company or any Restricted Subsidiary shall have in any manner

(A) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) any operating business or commenced operation of any Project during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, or

(B) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, such calculation shall be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business or operation of such Project, all such transactions had been consummated or effected on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period (except to the extent of any Estimated Business Interruption Insurance taken into account in computing Consolidated EBITDA for such Measurement Period); provided, however, that such pro forma adjustment shall not give effect to the Consolidated EBITDA of any acquired Person to the extent that such Person’s net income would be excluded pursuant to clause (6) of the definition of Consolidated Net Income; and

(4) any Indebtedness Incurred and proceeds thereof received and applied as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio will be deemed to have been so Incurred, received and applied on the first day of such Measurement Period.

“Consolidated EBITDA” means, with respect to any Person for any period, the sum (without duplication) of:

(1) the Consolidated Net Income of such Person for such period, plus

(2) to the extent that any of the following shall have been taken into account in determining such Consolidated Net Income, and without duplication:

(A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business),

(B) the Consolidated Interest Expense of such Person for such period,

(C) the amortization expense (including the amortization of deferred financing charges) and depreciation expense for such Person and its Restricted Subsidiaries for such period,

(D) other non-cash items (other than non-cash interest) of such Person or any of its Restricted Subsidiaries decreasing such Consolidated Net Income for such period (including any non-cash compensation expense attributable to stock option or other equity compensation arrangements), other than any non-cash item for such period that requires the accrual of or a reserve for cash charges for any future period (except as otherwise provided in clause (E) below) and other than any non-cash charge for such period constituting an extraordinary item of loss,

(E) any non-recurring costs or expenses of an acquired company or business incurred in connection with the purchase or acquisition of such acquired company or business by such Person and any non-recurring adjustments necessary to conform the accounting policies of the acquired company or business to those of such Person,

(F) any extraordinary, unusual or non-recurring expenses, including, for the avoidance of doubt, severance costs and expenses directly related thereto, and

(G) any losses, charges, costs or expenses incurred in connection with the partial or complete shutdown of the President Riverboat Casino (also known as the Admiral), less

(3) (A) all non-cash items of such Person or any of its Restricted Subsidiaries increasing such Consolidated Net Income for such period other than the accrual of revenue in the ordinary course of business and (B) all cash payments during such period relating to non-cash items that were added back in determining Consolidated EBITDA in any prior period, plus

(4) (i) amounts expended towards the development of business not prohibited by Section 4.13 herein not to exceed $10 million in any fiscal year and (ii) pre-opening expenses related to the Projects, plus

(5) the Estimated Business Interruption Insurance for such period (notwithstanding any classification of the affected operations as discontinued operations or any disposal of such operations), less

(6) any business interruption insurance received or expected to be received and included in the calculation of Consolidated Net Income in accordance with GAAP for such period;

provided, that, with respect to each Project, for each of the first full three fiscal quarters following the date of any Project Opening, that portion of Consolidated EBITDA which is attributable to the applicable Project owned and operated by the Company or any of its Restricted Subsidiaries for such full fiscal quarters shall be annualized (ignoring any stub period). In computing such annualization, such full fiscal quarters shall be treated together as one accounting period and annualized.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), and

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and

(3) any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries (excluding any Investment Guarantee and any Completion Guarantee and Keep-Well Agreement, but including any interest expense or interest component of any comparable debt service payments with respect to any Investment Guarantee Indebtedness or any Completion Guarantee/Keep-Well Indebtedness to the extent such Investment Guarantee Indebtedness or such Completion Guarantee/Keep-Well Indebtedness is actually being serviced by such Person or any Restricted Subsidiary of such Person) or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Lien is called upon), and

(4) the product of:

(A) all dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times

(B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal,

in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1) net after-tax gains and losses from all sales or dispositions of assets outside of the ordinary course of business,

(2) net after-tax extraordinary or non-recurring gains or losses and losses on early extinguishment of debt,

(3) the effect of marking to market Interest Swap Obligations and Hedging Obligations permitted to be Incurred by clause (9) of Permitted Indebtedness,

(4) the cumulative effect of a change in accounting principles,

(5) any net income of any other Person if such other Person is not a Restricted Subsidiary (other than an Unrestricted Subsidiary) and is accounted for by the equity method of accounting, except that such Person’s equity in the net income of any such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such period to such Person or a Restricted Subsidiary as a dividend or other distribution (subject, in case of a dividend or other distribution to a Restricted Subsidiary, to the limitation that such amount so paid to a Restricted Subsidiary shall be excluded to the extent that such amount could not at that time be paid to the Company due to the restrictions set forth in clause (6) below (regardless of any waiver of such conditions)),

(6) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, by contract, operation of law, pursuant to its charter or otherwise on the payment of dividends or the making of distributions by such Restricted Subsidiary to such Person except that:

(A) such Person’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been paid or distributed during such period to such Person as a dividend or other distribution (provided that such ability is not due to a waiver of such restriction), and

(B) such Person’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income regardless of any such restriction,

(7) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following September 25, 2003,

(8) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

(9) in the case of a successor to such Person by consolidation or merger or as a transferee of such Person’s assets, any net income or loss of the successor corporation prior to such consolidation, merger or transfer of assets, and

(10) the net income or loss of any Unrestricted Subsidiary, except that the Company’s or any Restricted Subsidiary’s equity in the net income of any Unrestricted Subsidiary (other than the Vietnam Subsidiaries during periods in which they are Unrestricted Subsidiaries) or other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Unrestricted Subsidiary or Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution; provided, however, that all Reclassified Vietnam Receipts may be included in determining Consolidated Net Income in the period in which the reclassification is made.

“Consolidated Total Assets” means, with respect to any Determination Date, the total amount of assets that would appear on a consolidated balance sheet of the Company and its Restricted Subsidiaries as of the most recent date on or prior to such Determination Date for which internal financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Contribution Indebtedness” means Indebtedness of the Company, any Guarantor or any Domestic Restricted Subsidiary that is not an Obligor in an aggregate principal amount on any date of Incurrence not greater than twice the aggregate amount of any net cash proceeds received by the Company from any Equity Offerings of the Company after the Issue Date; provided that:

(1)	such net cash proceeds can be the basis of Contribution Indebtedness on such date of Incurrence only to the extent that such net cash proceeds have not then been used to make a Restricted Payment under the second clause (3) of Section 4.07(a) hereof, where such net cash proceeds shall not be considered to have been used to make a Restricted Payment unless the amount available to make such Restricted Payment under such clause (3) at such time excluding such net cash proceeds would not be sufficient to permit such Restricted Payment and then only to the extent such net cash proceeds are necessary to permit such Restricted Payment at such time (and any restoration of the amount available for Restricted Payments under such clause (3) pursuant to subclauses (D) and (E) of such clause (3) of an amount of net cash proceeds considered to have been used to make a Restricted Payment, to the extent the Restricted Investment involved in such restoration was considered made using such net cash proceeds, shall also result in such net cash proceeds not being considered used to make a Restricted Payment), and

(2)	if, on the date of Incurrence of any Contribution Indebtedness, after giving pro forma effect to the incurrence thereof, the aggregate outstanding principal amount of Contribution Indebtedness would exceed the aggregate amount of such net cash proceeds, the amount of such excess then being Incurred shall be Indebtedness (i) that is not secured Indebtedness, (ii) that does not rank senior in right of payment to the Notes, and (iii) with a final maturity date no earlier than the final maturity date of the Notes, and

(3)	such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof;

provided, further that, in the case of Contribution Indebtedness Incurred by a Domestic Restricted Subsidiary that is not an Obligor, such Contribution Indebtedness Incurred must be Senior Debt and, accordingly, such Domestic Restricted Subsidiary that is not an Obligor may not Incur Contribution Indebtedness described in clause (2) above.

“Core Businesses” means (a) the gaming, card club, racing, sports, entertainment, lodging, restaurant, riverboat operations, real estate development and all other businesses and activities necessary for or reasonably related or incident thereto, including, without limitation, related acquisition, construction, development or operation of related truck stop, transportation, retail and other facilities designed to enhance any of the foregoing and (b) any of the types of pre-existing businesses being operated on land acquired (whether by purchase, lease or otherwise) by an Obligor, or similar types of businesses conducted by such Obligor after such acquisition of land, and all other businesses and activities necessary for or reasonably related or incident thereto, provided that such land was acquired by such Obligor for the purpose, determined in good faith by the Company, of ultimately conducting a business or activity described in clause (a) above at some time in the future.

“Corporate Trust Office of the Trustee” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company and the Holders.

“Credit Facilities” means, with respect to any Obligor, one or more debt facilities (including, without limitation, the Bank Credit Agreement) or commercial paper facilities with any combination of banks, other institutional lenders and other Persons extending financial accommodations or holding corporate debt obligations in the ordinary course of their business, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time by the same or different institutional investors or other purchasers.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Senior Debt” means any Indebtedness under the Bank Credit Agreement (which is outstanding or which the lenders thereunder have a commitment to extend) and, if applicable, any other Senior Debt permitted under this Indenture, the principal amount (committed or outstanding) of which is $25 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Determination Date” means, with respect to any calculation, the date on which such calculation is made in accordance with the terms hereof.

“Disqualified Capital Stock” means any Capital Stock which by its terms (or by the terms of any security into which it is, by its terms, convertible or for which it is, by its terms, exchangeable at the option of the holder thereof), or upon the happening of any specified event, is required to be redeemed or is redeemable (at the option of the holder thereof) at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes or is exchangeable at the option of the holder thereof for Indebtedness at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is a Person organized under the laws of the United States or any state thereof.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Qualified Capital Stock.

“Estimated Business Interruption Insurance” means an estimate of the amount (determined in good faith by senior management of the Company, notwithstanding the failure of any designation by applicable insurance carriers as to how much of any expected recovery is attributable to business interruption coverage as opposed to other types of coverage) of business interruption insurance the

Company expects to collect with respect to any applicable period; provided, that such amount, which shall not be taken in account for any period after two years following the date of the event giving rise to the claim under the relevant business interruption insurance, shall not exceed the sum of (A) the excess of (x) such property’s historical quarterly Consolidated EBITDA for the previous four fiscal quarters most recently ended prior to such date for which internal financial reports are available for that property ending prior to the date the damage occurred (or annualized if such property has less than four full quarters of operations) over (y) the actual Consolidated EBITDA generated by such property for such four fiscal quarter period, and (B) the amount of business interruption insurance proceeds not reflected in clause (A) that the Company expects to collect as a reimbursement in respect of other expenses incurred at that property with respect to such period (provided that the amount included pursuant to this clause (B) shall not exceed the amount of the other expenses incurred at that property that are actually included in calculating Consolidated Net Income for such fiscal quarter).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Gaming Approval” means any governmental approval, license, registration, qualification or finding of suitability relating to any gaming business, operation or enterprise.

“Gaming Authority” means any governmental authority with regulatory oversight of, authority to regulate or jurisdiction over any gaming businesses, operations or enterprises, including the Nevada State Gaming Control Board and City of Reno, Nevada gaming authorities, Nevada Gaming Commission, Indiana Gaming Commission, Louisiana Gaming Control Board, New Jersey Casino Control Commission, Missouri Gaming Commission, Ohio State Racing Commission and Colorado Division of Gaming, with regulatory oversight of, authority to regulate or jurisdiction over any existing or proposed gaming business, operation or enterprise owned, managed or operated by any Obligor.

“Gaming Laws” means all applicable provisions of all:

(1) constitutions, treaties, statutes or laws governing gaming operations (including without limitation card club casinos and pari mutuel race tracks) and rules, regulations and ordinances of any Gaming Authority,

(2) Gaming Approvals, and

(3) orders, decisions, judgments, awards and decrees of any Gaming Authority.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means a permanent global note in registered form deposited with the Trustee, as a custodian for The Depositary Trust Company or any other designated depositary, substantially in the form of Exhibit A hereto and that bears the Global Note Legend issued in accordance with Section 2.06(f), hereof.

“Government Securities” means marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within 12 months from the date of acquisition thereof by any Obligor or any Domestic Restricted Subsidiary.

“Guarantor” means any existing or future Material Restricted Subsidiary of the Company, which has guaranteed the obligations of the Company arising under or in connection with the Notes, as required by this Indenture.

“Guaranty” means a guaranty by a Guarantor of the Obligations of the Company arising under or in connection with the Notes.

“Hedging Obligations” means all obligations of the Obligors or any Domestic Restricted Subsidiary that is not an Obligor (provided that such Domestic Restricted Subsidiary that is not an Obligor Incurs such obligations as Senior Debt) arising under or in connection with any rate or basis swap, forward contract, commodity swap or option, equity or equity index swap or option, bond, note or bill option, interest rate option, foreign currency exchange transaction, cross currency rate swap, currency option, cap, collar or floor transaction, swap option, synthetic trust product, synthetic lease or any similar transaction or agreement.

“Holder” means a Person in whose name a Note is registered.

“Incur” means, with respect to any Indebtedness of any Person or any Lien, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or Lien or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness on the balance sheet of such Person (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings correlative to the foregoing).

“Indebtedness” means with respect to any Person, without duplication, whether contingent or otherwise,

(1) any obligations for money borrowed,

(2) any obligation evidenced by bonds, debentures, notes, or other similar instruments,

(3) Letter of Credit Obligations and obligations in respect of other similar instruments,

(4) any obligations to pay the deferred purchase price of property or services, including Capitalized Lease Obligations,

(5) the maximum fixed redemption or repurchase price of Disqualified Capital Stock,

(6) Indebtedness of other Persons of the types described in clauses (1) through (5) above, secured by a Lien on the assets of such Person or its Restricted Subsidiaries, valued, in such cases where the recourse thereof is limited to such assets, at the lesser of the principal amount of such Indebtedness or the fair market value of the subject assets,

(7) Indebtedness of other Persons of the types described in clauses (1) through (5) above, guaranteed by such Person or any of its Restricted Subsidiaries, and

(8) the net obligations of such Person under Hedging Obligations,

provided that the amount of any Indebtedness at any date shall be calculated as the outstanding balance of all unconditional obligations and the maximum liability supported by any contingent obligations at such date.

Notwithstanding the foregoing, (i) neither an Investment Guarantee nor a Completion Guarantee and Keep-Well Agreement shall constitute Indebtedness, (ii) Investment Guarantee Indebtedness and Completion Guarantee/Keep-Well Agreement Indebtedness shall constitute Indebtedness, and (iii) “Indebtedness” shall not be construed to include trade payables, credit on open account, accrued liabilities, provisional credit, daylight overdrafts or similar items. For purposes of this definition, the “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were repurchased on the date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of the issuing Person. Unless otherwise specified in this Indenture, the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $325,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Interest Swap Obligations” means the net obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, collar or floor transaction or other interest rate Hedging Obligation.

“Investment” by any Person means, without duplication, any direct or indirect:

(1) loan, advance or other extension of credit or capital contribution (valued at the fair market value thereof as of the date of contribution or transfer) (by means of transfers of cash or other property or services for the account or use of other Persons, or otherwise, other than a Permitted Lien under clause (14) of the definition of Permitted Lien);

(2) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness);

(3) guarantee or assumption of any Indebtedness or any other obligation of any other Person (except for any assumption of Indebtedness for which the assuming Person receives consideration at the time of such assumption in the form of property or assets with a fair market value at least equal to the principal amount of the Indebtedness assumed);

(4) the making by such Person or any Subsidiary of such Person of any Investment Guarantee Payment or of any payment pursuant to any Completion Guarantee and Keep-Well Agreement or in respect of any Completion Guarantee/Keep-Well Indebtedness (without duplication of amounts taken into account under clause (3) above), and

(5) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

Notwithstanding the foregoing, the purchase or acquisition of any securities, Indebtedness or Productive Assets of any other Person solely with Qualified Capital Stock shall not be deemed to be an Investment. The term “Investments” shall also exclude extensions of trade credit and advances to customers and suppliers to the extent made in the ordinary course of business on ordinary business terms. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Company or the affected Restricted Subsidiary, as applicable, unless the fair market value of such Investment exceeds $5 million, in which case the fair market value shall be determined conclusively in good faith by the Board of such Person as of the time such Investment is made or such other time as specified in this Indenture. Unless otherwise required by this Indenture, the amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs subsequent to the date such Investment is made with respect to such Investment.

“Investment Guarantee” means any guarantee, directly or indirectly, by the Company or any Guarantor of Indebtedness of a Permitted Joint Venture, provided that at the time such guarantee is incurred, the Company is permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio under Section 4.09 hereof.

“Investment Guarantee Indebtedness” of the Company or any Guarantor means any Indebtedness of another Person guaranteed by the Company or such Guarantor pursuant to an Investment Guarantee, on and after the time the Company or such Guarantor makes any principal, interest or comparable debt service payment with respect to such guaranteed Indebtedness.

“Investment Guarantee Payments” means, without duplication, (1) any payments made pursuant to any Investment Guarantee, including any payment in respect of any Investment Guarantee Indebtedness, or (2) the full amount of any Investment Guarantee if, at any time, the Person whose Indebtedness is guaranteed by such Investment Guarantee ceases to constitute a Permitted Joint Venture as a result of a decline in the Company’s or Guarantor’s ownership interest to less than 35% as a result of a sale, transfer or other disposition of Capital Stock of such Person by the Company or such Guarantor.

“Issue Date” means March 19, 2012.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Letter of Credit Obligations” means Obligations of an Obligor arising under or in connection with letters of credit.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any assets, any mortgage, lien, pledge, charge, security interest or other similar encumbrance (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, and any filing of or agreement to give, any security interest).

“Limited Real Estate Development” means the development or improvement of (1) any undeveloped or substantially undeveloped real estate held by the Company or a Subsidiary on the date of this Indenture or (2) any undeveloped or substantially undeveloped real estate that is acquired by the Company or a Subsidiary in an acquisition of a company that is primarily in the Casino business.

“Material Restricted Subsidiary” means any Subsidiary which is both a Material Subsidiary and a Restricted Subsidiary.

“Material Subsidiary” means any Subsidiary of the Company organized under the laws of the United States or any state thereof, other than a Non-Material Subsidiary.

“Moody’s” means Moody’s Investors Services, Inc., and its successors.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by any Obligor from such Asset Sale, net of:

(1) reasonable out-of- pocket expenses, fees and other direct costs relating to such Asset Sale (including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions),

(2) taxes paid or payable after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements,

(3) repayment of Indebtedness (other than any intercompany Indebtedness) that is required by the terms thereof to be repaid or pledged as cash collateral, or the holders of which otherwise have a contractual claim that is legally superior to any claim of the holders (including a restriction on transfer) to the proceeds of the subject assets, in connection with such Asset Sale, and

(4) appropriate amounts to be provided by any applicable Obligor, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by any applicable Obligor including, without limitation, pension and other post- employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and any reserve for adjustment to the sale price received in such Asset Sale for so long as such reserve is held.

“Non-Material Foreign Restricted Subsidiaries” means all Foreign Restricted Subsidiaries designated as Non-Material Foreign Restricted Subsidiaries by the Company; provided, that all such Foreign Restricted Subsidiaries may not, in the aggregate at any time have assets (attributable to the

Company’s and its Restricted Subsidiaries’ equity interest in such entity) constituting more than 1.5% of the Company’s total assets on a consolidated basis based on the Company’s most recent internal financial statements. As of the Issue Date, the Non-Material Foreign Restricted Subsidiaries shall be all of the Company’s Foreign Restricted Subsidiaries existing as of the Issue Date.

“Non-Material Subsidiaries” means all Domestic Restricted Subsidiaries designated as Non-Material Subsidiaries by the Company; provided, that all such Domestic Restricted Subsidiaries may not, in the aggregate at any time have assets (attributable to the Company’s and its Domestic Restricted Subsidiaries’ equity interest in such entity) constituting more than 6% of the Company’s total assets on a consolidated basis based on the Company’s most recent internal financial statements. As of the Issue Date, the Non-Material Subsidiaries shall be all of the Company’s Domestic Restricted Subsidiaries existing as of the Issue Date other than the Guarantors as of the Issue Date.

“Non-Recourse Indebtedness” means Indebtedness of an Unrestricted Subsidiary

(1) as to which none of the Obligors:

(A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

(B) is directly or indirectly liable (as a guarantor or otherwise), or

(C) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes) of any Obligor to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of any Obligor.

The foregoing notwithstanding, if an Obligor or a Restricted Subsidiary (x) makes a loan to an Unrestricted Subsidiary that is permitted under Section 4.07 hereof or is a Permitted Investment and is otherwise permitted to be incurred under this Indenture or (y) executes an Investment Guarantee or a Completion Guarantee and Keep-Well Agreement for the benefit of an Unrestricted Subsidiary for the purpose of developing, constructing, opening and operating a new gaming facility or related or ancillary amenities or businesses or Incurs Investment Guarantee Indebtedness or Completion Guarantee/Keep-Well Indebtedness, such actions referred to in the foregoing clauses (x) and (y) shall not prevent the Indebtedness of an Unrestricted Subsidiary to which such actions relate from being considered Non-Recourse Indebtedness.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, whether absolute or contingent, payable under the documentation governing any Indebtedness.

“Obligor” means the Company or any Guarantor and any Foreign Restricted Subsidiary that is not a Non-Material Foreign Restricted Subsidiary.

“Officer” means, (i) with respect to any Person that is a corporation, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, the Assistant Secretary or any Vice-President of such Person and (ii) with respect to any other Person, the individuals selected by the Board or corresponding governing or managing body of such Person to perform functions similar to those of the officers listed in clause (i).

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 13.05 hereof.

“Opinion of Counsel” means a written opinion from legal counsel that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” means the Person so designated by the Company in accordance with this Indenture, initially the Trustee.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness under the Bank Credit Agreement) as reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

(2) Indebtedness Incurred by the Company under the Notes and by the Guarantors under the Guaranties;

(3) Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to the Bank Credit Agreement or other Indebtedness constituting Senior Debt; provided that the aggregate principal amount of all such Indebtedness outstanding under this clause (3) as of any date of Incurrence (after giving pro forma effect to the application of the proceeds of such Incurrence), including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (3), shall not exceed the greater of (x) $1.50 billion and (y) 2.5 times the Company’s Consolidated EBITDA for the period of four fiscal quarters most recently ended prior to such date for which internal financial reports are available, ended not more than 135 days prior to such date (using the pro forma and calculation conventions for Consolidated EBITDA referenced in the definition of Consolidated Coverage Ratio), in each case, to be reduced dollar-for-dollar by the amount of the aggregate amount of all Net Cash Proceeds of Asset Sales applied by an Obligor to permanently prepay or repay Indebtedness under the Bank Credit Agreement pursuant to Section 4.10 hereof;

(4) Indebtedness of the Company to any Obligor or of any Guarantor to any other Obligor for so long as such Indebtedness is held by the Company or by another Obligor; provided that:

(A) any Indebtedness of the Company to any other Obligor that is not a Guarantor is unsecured and evidenced by an intercompany promissory note that is subordinated, pursuant to a written agreement, to the Company’s obligations under this Indenture and the Notes, and

(B) if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than such a Lien in favor of the lenders under the Bank Credit Agreement or holders of other Senior Debt), such date shall be deemed to be an Incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (4) by the issuer of such Indebtedness;

(5) Indebtedness of a Restricted Subsidiary to the Company for so long as such Indebtedness is held by an Obligor; provided that if as of any date any Person other than an Obligor acquires any such Indebtedness or holds a Lien in respect of such Indebtedness (other than such a Lien in favor of the lenders under the Bank Credit Agreement or holders of other Senior Debt), such acquisition shall be deemed to be an Incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by the issuer of such Indebtedness;

(6) Permitted Refinancing Indebtedness;

(7) the Incurrence by Unrestricted Subsidiaries of Non-Recourse Indebtedness; provided that, if any such Indebtedness ceases to be Non-Recourse Indebtedness of an Unrestricted Subsidiary, such event shall be deemed to constitute an Incurrence of Indebtedness that is not permitted by this clause (7);

(8) (a) Indebtedness Incurred by the Company or any Restricted Subsidiary solely to finance the construction or acquisition or improvement of, or consisting of Capitalized Leased Obligations Incurred to acquire rights of use in, capital assets useful in the Company’s or such Subsidiary’s business, as applicable, and, in any such case, Incurred prior to or within 180 days after the construction, acquisition, improvement or leasing of the subject assets, not to exceed $175 million in aggregate principal amount outstanding at any time (including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (8)) for all of the Company and its Restricted Subsidiaries, and (b) additional Indebtedness of the kind described in this clause (8) with respect to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable, and which is expressly made non-recourse to all of such Person’s assets, except the asset so financed;

(9) Hedging Obligations and Interest Swap Obligations entered into not as speculative Investments but as hedging transactions designed to protect the Company and its Restricted Subsidiaries against fluctuations in interest rates in connection with Indebtedness otherwise permitted hereunder or against exchange rate risk or commodity pricing risk;

(10) Indebtedness of the Company or any Restricted Subsidiary arising in respect of performance bonds and completion guaranties (to the extent that the Incurrence thereof does not result in the Incurrence of any obligation for the payment of borrowed money of others), in the ordinary course of business, in amounts and for the purposes customary in such Person’s industry; provided, that such Indebtedness shall be Incurred solely in connection with the development, construction, improvement or enhancement of assets useful in such Person’s business;

(11) Completion Guarantee/Keep-Well Indebtedness or Investment Guarantee Indebtedness up to a maximum of $200 million in aggregate principal amount (or accreted value, as applicable) outstanding at any time (including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (11));

(12) the guarantee by a Guarantor of Indebtedness of the Company, or the guarantee by a Restricted Subsidiary of Senior Debt of the Company, provided such Indebtedness was outstanding on the Issue Date or was, at the time it was incurred, permitted to be incurred by the Company under this Indenture; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee may only be incurred by a Guarantor and shall be subordinated to, or pari passu with, as applicable, the Notes to the same extent as the Indebtedness guaranteed;

(13) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (13);

(14) Indebtedness in an amount not to exceed $100 million under a junior pay-in-kind note incurred in order to redeem or repurchase Capital Stock of the Company upon a final determination by any Gaming Authority of the unsuitability of a holder or beneficial owner of Capital Stock of the Company or upon any other requirement or order by any Gaming Authority having jurisdiction over the Company prohibiting a holder from owning, beneficially or otherwise, the Company’s Capital Stock, provided that the Company has used its reasonable best efforts to effect a disposition of such capital stock to a third party and has been unable to do so; provided, further, that such junior pay-in-kind note:

(A) is expressly subordinated to the Notes,

(B) provides that no installment of principal matures (whether by its terms, by optional or mandatory redemption or otherwise) earlier than three months after the maturity of the Notes,

(C) provides for no cash payments of interest, premium or other distributions earlier than six months after the maturity of the Notes and provides that all interest, premium or other distributions may only be made by distributions of additional junior pay-in-kind notes, which such in-kind distributions shall be deemed Permitted Indebtedness, and

(D) contains provisions whereby the holder thereof agrees that prior to the maturity or payment in full in cash of the Notes, regardless of whether any insolvency or liquidation has occurred against any Obligor, such holder will not exercise any rights or remedies or institute any action or proceeding with respect to such rights or remedies under such junior pay-in-kind note;

(15) Contribution Indebtedness;

(16) Indebtedness of the Company or Indebtedness or preferred stock of a Guarantor incurred or issued to finance an acquisition or the incurrence of Acquired Debt of Persons that are acquired by the Company or any Restricted Subsidiary (whether by merger or otherwise) in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, either (a) the Company would be permitted to Incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the Consolidated Coverage Ratio test set forth in Section 4.09(b) or (b) the Company’s Consolidated Coverage Ratio immediately following such acquisition and incurrence or issuance would be no less than the Company’s Consolidated Coverage Ratio immediately prior to such acquisition and incurrence or issuance;

(17) the Incurrence by the Company or any Guarantor of Indebtedness in an aggregate principal amount outstanding at any time under this clause (17), including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (17) (or accreted value, as applicable), not to exceed $500 million at any time outstanding for the purpose of developing, constructing, improving or acquiring a Casino or Casinos in Atlantic City, New Jersey or, if applicable, any Related Business in connection with such Casino or Casinos; provided, however, that Indebtedness may not be Incurred pursuant to this clause (17) unless and until the Consolidated EBITDA of the Company (using the pro forma and calculation conventions for Consolidated EBITDA referenced in the definition of Consolidated Coverage Ratio) for any period of four consecutive full fiscal quarters at any time prior to such Incurrence (which need not be the most recently completed four fiscal quarters), for which internal financial statements are available, exceeds $210 million (the “EBITDA Threshold”) (provided that (x) in the event of a sale or other disposition of an operating facility owned by the Company or a Restricted Subsidiary (whether or not owned by the Company and its Subsidiaries on the Issue Date, and whether by sale of assets or the equity of such Restricted Subsidiary or otherwise) after the Issue Date and prior to the date of any such Incurrence under this clause (17), and (y) the consideration received by the Company or any of its Restricted Subsidiaries from such sale or other disposition is at least equal to the fair market value of the assets sold or of which other disposition is made (as determined reasonably and in good faith by the Board), then the EBITDA Threshold shall be reduced by the positive Consolidated EBITDA, if any, of the Restricted Subsidiary or of the operating facility sold or disposed of for the last complete four quarter period prior to its sale or other disposition); provided, further, that for purposes of computing the EBITDA Threshold in this clause (17) only, the Consolidated EBITDA of the Company shall not include any net income of an Unrestricted Subsidiary for such four fiscal quarter period notwithstanding any actual distribution of cash to the Company or any Restricted Subsidiary by such Unrestricted Subsidiary; and

(18) the Incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding under this clause (18) as of any date of Incurrence, including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (18), not to exceed the greater of (i) 5% of Consolidated Total Assets and (ii) $250 million.

For purposes of this definition, it is understood that the Company may rely on internal or publicly reported financial reports even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any incurrence of Permitted Indebtedness which is based upon or made in reliance on a computation based on such internal or publicly reported financial statements, shall be deemed to continue to comply with the applicable covenant, notwithstanding any subsequent adjustments that may result in changes to such internal or publicly reported financial statements.

“Permitted Investments” means, without duplication, each of the following:

(1) Investments in cash (including deposit accounts with major commercial banks) and Cash Equivalents;

(2) Investments by the Company or a Restricted Subsidiary in the Company or any Restricted Subsidiary or any Person that is or will immediately become upon giving effect to such Investment, or as a result of which, such Person is merged, consolidated or liquidated into, or conveys substantially all of its assets to, an Obligor or a Restricted Subsidiary; provided that Investments in any such Person (other than the Company or any Restricted Subsidiary) made prior to such Investment shall not be “Permitted Investments” under this clause (2); and provided, further, that for purposes of calculating at any date the aggregate amount of Investments made since September 25, 2003 pursuant to Section 4.07, such Investment shall be a Permitted Investment only so long as any Subsidiary in which any such Investment has been made continues to be an Obligor or a Restricted Subsidiary;

(3) Investments existing on the Issue Date;

(4) accounts receivable created or acquired in the ordinary course of business of the Company or any Restricted Subsidiary on ordinary business terms;

(5) Investments arising from transactions by the Company or a Restricted Subsidiary with trade creditors or customers in the ordinary course of business (including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of a claim);

(6) Investments made as the result of non-cash consideration received from an Asset Sale that was made pursuant to and in compliance with Section 4.10;

(7) Investments consisting of advances to officers, directors and employees of the Company or a Restricted Subsidiary for travel, entertainment, relocation, purchases of Capital Stock of the Company or a Restricted Subsidiary permitted by this Indenture and analogous ordinary business purposes;

(8) Hedging Obligations and Interest Swap Obligations consisting of Permitted Indebtedness under clause (9) thereof;

(9) Transfers by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary of operational agreements (including, without limitation, slot machine leases, technical assistance services agreements, trademark and tradename licenses, management services agreements and royalty agreements) or other agreements (or rights under agreements) entered into in the ordinary course of business between the Company or a Restricted Subsidiary, on the one hand, and the Vietnam Subsidiaries or any ACDL Entity, on the other hand; provided that any such transfer is made in connection with the payment of any dividend or other distribution by the Company or its Restricted Subsidiaries of Equity Interests in the Vietnam Subsidiaries that are Unrestricted Subsidiaries or the Equity Interests of any ACDL Entity;

(10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $75 million; and

(11) the provision of management and related services (including intellectual property rights and the use of corporate aircraft in providing such management services) to any Unrestricted Subsidiary in the ordinary course of business, and, provided however, that the Company or any Restricted Subsidiary shall not be required to allocate employee compensation for management services provided by employees of the Company or any Restricted Subsidiary to Unrestricted Subsidiaries in connection with such employees’ services to the Company or any Restricted Subsidiary.

“Permitted Joint Venture” means a Person primarily engaged or preparing to engage in a Related Business or related or ancillary business thereto as to which the Company or a Guarantor owns at least 35% of the shares of Capital Stock (including at least 35% of the total voting power thereof) of such Person.

“Permitted Junior Securities” means Equity Interests in the Obligors or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes and the Guaranties are subordinated to Senior Debt pursuant to this Indenture.

“Permitted Liens” means:

(1) Liens in favor of the Company or Liens on the assets of any Guarantor so long as such Liens are held by another Obligor;

(2) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary; provided that such Liens were not Incurred in anticipation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary, as applicable;

(3) Liens on property existing at the time of acquisition thereof by any Obligor or Restricted Subsidiary; provided that such Liens were not Incurred in anticipation of such acquisition;

(4) Liens Incurred to secure Indebtedness permitted by clause (8) of the definition of Permitted Indebtedness, attaching to or encumbering only the subject assets and directly related property such as proceeds (including insurance proceeds) and products thereof and accessions, replacements and substitutions thereof;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens created by “notice” or “precautionary” filings in connection with operating leases or other transactions pursuant to which no Indebtedness is Incurred by the Company or any Restricted Subsidiary;

(7) Liens existing on the Issue Date;

(8) Liens for taxes, assessments or governmental charges or claims (including, without limitation, Liens securing the performance of workers compensation, social security, or unemployment insurance obligations) that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Liens on shares of any equity security or any warrant or option to purchase an equity security or any security which is convertible into an equity security issued by any Obligor that holds, directly or indirectly through a holding company or otherwise, a license under any applicable Gaming Laws; provided that this clause (9) shall apply only so long as such Gaming Laws provide that the creation of any restriction on the disposition of any of such securities shall not be effective and, if such Gaming Laws at any time cease to so provide, then this clause (9) shall be of no further effect;

(10) Liens on securities constituting “margin stock” within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System, to the extent that (i) prohibiting such Liens would result in the classification of the obligations of the Company under the Notes as a “purpose credit” and (ii) the Investment by any Obligor in such margin stock is permitted by this Indenture;

(11) Liens securing Permitted Refinancing Indebtedness; provided that any such Lien attaches only to the assets encumbered by the predecessor Indebtedness, unless the Incurrence of such Liens is otherwise permitted under this Indenture;

(12) Liens securing stay and appeal bonds or judgment Liens in connection with any judgment not giving rise to an Event of Default under Section 6.01(5);

(13) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business, in respect of obligations not constituting Indebtedness and not past due by more than 30 days or that are being contested in good faith by the appropriate proceedings; provided that adequate reserves shall have been established therefor in accordance with GAAP;

(14) easements, rights-of-way, zoning restrictions, reservations, encroachments and other similar charges or encumbrances in respect of real property which do not, individually or in the aggregate, materially interfere with the conduct of business by any Obligor;

(15) any interest or title of a lessor under any Capitalized Lease Obligation permitted to be incurred hereunder;

(16) Liens upon specific items of inventory or equipment and proceeds thereof, Incurred to secure obligations in respect of bankers’ acceptances issued or created for the account of any Obligor or Restricted Subsidiary in the ordinary course of business to facilitate the purchase, shipment, or storage of such inventory or equipment;

(17) Liens securing Letter of Credit Obligations permitted to be Incurred hereunder Incurred in connection with the purchase of inventory or equipment by an Obligor or Restricted Subsidiary in the ordinary course of the business and secured only by such inventory or equipment, the documents issued in connection therewith and the proceeds thereof; and

(18) Liens securing the Notes or the Guaranties in favor of the Trustee arising under this Indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to repay, redeem, extend, refinance, renew, replace, defease or refund other Permitted Indebtedness of such Person arising under clauses (1), (2), (3), (6), (8), (10), (11), (15), (16), (17) or (18) of the definition of “Permitted Indebtedness” or Indebtedness Incurred under the Consolidated Coverage Ratio test in Section 4.09(b)(2) (any such Indebtedness, “Existing Indebtedness”); provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount and accrued interest of such Existing Indebtedness (plus the amount of prepayment penalties, fees, premiums and expenses incurred or paid in connection therewith), except to the extent that the Incurrence of such excess is otherwise permitted by this Indenture;

(2) if such Existing Indebtedness is subordinated to, or pari passu in right of payment with, the Notes, such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Existing Indebtedness;

(3) if such Existing Indebtedness is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Permitted Refinancing Indebtedness shall be Indebtedness solely of an Obligor or a Restricted Subsidiary obligated under such Existing Indebtedness, unless otherwise permitted by this Indenture.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, or government agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Plan of Liquidation” means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accomplished by (whether or not substantially contemporaneously):

(1) the sale, lease or conveyance of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety, and

(2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance, or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Productive Assets” means assets (including assets owned directly or indirectly through Capital Stock of a Restricted Subsidiary) of a kind used or usable in the businesses of the Obligors as they are conducted on the date of the Asset Sale or on any other determination date.

“Project” means any new facility developed or being developed by the Company or one of its Restricted Subsidiaries and any expansion, renovation or refurbishment of a facility owned by the Company or one of its Restricted Subsidiaries which expansion, renovation or refurbishment costs $40 million or more.

“Project Opening” means, with respect to (a) any Project which is a new facility, when all of the following have occurred: (i) a certificate of occupancy (which may be a temporary certificate of occupancy) has been issued in respect of such Project and, if such Project includes gaming facilities, then such certificate of occupancy need only relate to such gaming facilities and not the remainder of such Project; (ii) such Project (or the gaming facility portion thereof in the case of a Project that includes gaming facilities and not the remainder of such Project) is in a condition (including installation of furnishings, fixtures and equipment) to receive customers in the ordinary course of business; (iii) if such Project includes gaming facilities, such Project’s gaming facilities (but not necessarily the hotel facilities if a hotel is contemplated to accompany such Project’s gaming facilities) are legally open for business and to the general public and operating in accordance with applicable law; and (iv) all Gaming Approvals, if applicable, with respect to such Project have been granted and not revoked or suspended, and (b) any Project which is an expansion, renovation or refurbishment, when clauses (ii), (iii) and (iv) have occurred, to the extent applicable.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Reclassified Vietnam Receipts” means all Vietnam Receipts which, as determined in good faith by the Company, will no longer be deemed available for contributions, distributions or other payments to any Vietnam Subsidiary that is an Unrestricted Subsidiary under Section 4.07(b)(20), provided that such amount does not exceed the balance of the Vietnam Contribution Amount immediately prior to such reclassification.

“Related Business” means the gaming (including pari-mutuel betting) business and/or any and all reasonably related businesses necessary for, in support or anticipation of and ancillary to or in preparation for (or required by a Gaming Authority to be developed, constructed, improved or acquired in connection with the licensing approval of such Casino or Casinos), the gaming business including, without limitation, the development, expansion or operation of any Casino (including any land-based, dockside, riverboat or other type of Casino).

“Representative” means an agent or representative for any Senior Debt.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. If no referent Person is specified, “Restricted Subsidiary” means a Subsidiary of the Company.

“S&P” means Standard & Poor’s Rating Group, a division of The McGraw-Hill Industries, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” means:

(1) all Indebtedness outstanding of the Company or any Guarantor or Domestic Restricted Subsidiary that is not a Guarantor under Credit Facilities (including the Bank Credit Agreement) and all Hedging Obligations with respect thereto,

(2) any other Indebtedness of the Company or any Guarantor or Domestic Restricted Subsidiary that is not a Guarantor permitted to be Incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is Incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes, and

(3) all Obligations with respect to the foregoing.

Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company,

(2) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates,

(3) any trade payables,

(4) any Indebtedness that is incurred in violation of this Indenture, and

(5) Indebtedness which, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse.

Notwithstanding anything in this Indenture to the contrary, Senior Debt shall not include the 7.5% Notes and the 8.75% Notes. This Indenture expressly provides that the Obligations in respect of the Notes and the Guaranties will be on a parity with the Obligations in respect of the 7.5% Notes and the 8.75% Notes, and the guarantees thereof in right of payment.

“Significant Subsidiary” means any Obligor, other than the Company, that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary,” with respect to any Person, means:

(1) any corporation or comparably organized entity, a majority of whose voting stock (defined as any class of capital stock having voting power under ordinary circumstances to elect a majority of the Board of such Person) is owned, directly or indirectly, by any one or more of the Obligors, and

(2) any other Person (other than a corporation) in which any one or more of the Obligors, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof or of which such Obligor is the managing general partner.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2017; provided, however, that if the period from the redemption date to April 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means The Bank of New York Mellon Trust Company, N.A. until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Underwriters” means J.P. Morgan Securities LLC, Barclays Capital Inc., Capital One Southcoast, Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of the Company as its Unrestricted Subsidiary pursuant to a Board resolution; but only to the extent that such Subsidiary:

(A) has, or will have after giving effect to such designation, no Indebtedness other than Non-Recourse Indebtedness,

(B) is not party to any agreement, contract, arrangement or understanding with any Obligor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Obligor than those that might be obtained at the time from Persons who are not Affiliates of such Obligor, or such agreement, contract, arrangement or understanding constitutes a Restricted Payment that is made in accordance with Section 4.07, the definition of a Permitted Investment, or an Asset Sale that is made in accordance with Section 4.10,

(C) is a Person with respect to which none of the Obligors has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results,

(D) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of any Obligor, and

(E) has at least one member on its Board who is not a member of the Board or executive officer of any Obligor and has at least one executive officer who is not a member of the Board or executive officer of any Obligor;

provided, however, that the Company or any of its Guarantors may execute an Investment Guarantee or Completion Guarantee and Keep-Well Agreement for the benefit of an Unrestricted Subsidiary, or may Incur Investment Guarantee Indebtedness or Completion Guarantee/Keep-Well Indebtedness, for the purpose of such Unrestricted Subsidiary developing, constructing, opening and operating a new gaming facility or related or ancillary amenities or businesses, and the execution and performance (if such performance is permitted under Section 4.07 hereof) of such Investment Guarantee, Completion Guarantee and Keep-Well Agreement, Investment Guarantee Indebtedness, or Completion Guarantee/Keep-Well Indebtedness shall not prevent a Subsidiary from becoming or remaining an Unrestricted Subsidiary.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Vietnam Contribution Amount” means all amounts received after the Issue Date by the Company or any Restricted Subsidiary as Vietnam Receipts less (i) all Reclassified Vietnam Receipts and (ii) all amounts previously distributed, paid or contributed by the Company or any Restricted Subsidiary to a Vietnam Subsidiary after the Issue Date under Section 4.07(b)(20).

“Vietnam Receipts” means any dividend, distribution, payment, reimbursement or other amounts received after the Issue Date from a Vietnam Subsidiary by the Company or any Restricted Subsidiary, in each case during any time such Vietnam Subsidiary is an Unrestricted Subsidiary.

“Vietnam Subsidiary” means (i) any Subsidiary of the Company that directly or indirectly has made an Investment in an ACDL Entity, or any Subsidiary of the Company that has any contract or arrangement in connection with any development, construction, acquisition, management, operation, licensing or other business activity with, involving or relating to an ACDL Entity and (ii) any ACDL Entity to the extent it is a Subsidiary of the Company. For the avoidance of doubt, the term “Vietnam Subsidiary” shall include, without limitation, PNK Development 11, LLC, PNK Development 18, LLC, and PNK (VN), Inc.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the Company’s calculations of the number of years obtained by dividing:

(1) the then outstanding aggregate principal amount of such Indebtedness into,

(2) the total of the products obtained by multiplying:

(A) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(B) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

Section 1.02 Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.11
“Amount Limitation”	4.07
“Amount Limitation Restoration”	4.07
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Existing Indebtedness”	1.01
“Legal Defeasance”	8.02
“Measurement Period”	1.01
“Net Proceeds Offer”	4.10
“Net Proceeds Offer Amount”	4.10
“Net Proceeds Offer Payment Date”	4.10
“Net Proceeds Offer Trigger Date”	4.10
“Offer Period”	3.09
“Payment Blockage Notice”	10.03
“Payment Default”	6.01
“Payment Restriction”	4.08
“Redemption Date”	3.07
“Registrar”	2.03
“Restricted Payments”	4.07

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Guaranties means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Guaranties, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(8) references to any contract, instrument or agreement shall be deemed to include any amendments, modifications or supplements thereto or restatements thereof not prohibited hereby, through the date of reference thereto.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

All Notes shall be dated the date of their authentication.

The Trustee will, upon receipt of a written order of the Company signed by two Officers (an “Authentication Order”), authenticate Notes for original issue up to the aggregate principal amount that may be validly issued under this Indenture, including any Additional Notes.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Additional Interest, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange. (a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture are met.

When Notes are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.

(b) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(c) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.

(1) The transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect a transfer or exchange.

(d) Transfer or Exchange of Beneficial Interests for Definitive Notes. If any holder of a beneficial interest in an Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(d) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to this Section 2.06.

(f) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Gaming Law Legend. Each Global Note and Definitive Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER IMPOSED BY APPLICABLE GAMING LAWS, THE PROVISIONS OF ARTICLE XIII OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION (DEALING WITH GAMING LAWS AND GAMING-RELATED RESTRICTIONS ON OWNERSHIP AND TRANSFER), INCLUDING ANY AMENDMENTS THERETO OR ANY SUCCESSOR PROVISIONS THERETO, AND SECTION 3.07(e) OF THE INDENTURE (WHICH IS SUMMARIZED ON THIS CERTIFICATE). A COPY OF ARTICLE XIII OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION IS ON FILE AT THE OFFICE OF THE COMPANY, AND MADE A PART HEREOF AS FULLY AS THOUGH THE PROVISIONS OF SAID PROVISIONS OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION WERE PRINTED IN FULL ON THIS CERTIFICATE, TO ALL OF WHICH THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, ASSENTS AND AGREES TO BE BOUND. ANY HOLDER OF A NOTE MAY OBTAIN, UPON REQUEST AND WITHOUT CHARGE, A COPY OF SUCH PROVISIONS OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE SECRETARY OF THE COMPANY.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a)(1) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes (subject to the record retention requirement of the Exchange Act) in its customary manner. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 15 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed;

(4) the redemption price; and

(5) the applicable CUSIP numbers.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased pursuant to this Indenture (except as provided in Section 3.07(e)) at any time, the Trustee will select the Notes to be redeemed or purchased among the holders of Notes as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or

(2) if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess of $2,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 15 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest and Additional Interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date, subject to the satisfaction of any condition to such redemption;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date (unless a shorter period is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, subject to the satisfaction of any conditions to such redemption. A notice of redemption may be conditional in that the Company may, notwithstanding the giving of the notice of redemption, condition the redemption of the Notes specified in the notice of redemption upon the completion of other transactions, such as refinancings or acquisitions (whether of the Company or by the Company).

Section 3.05 Deposit of Redemption or Purchase Price.

On or before 10:00 a.m. New York City time on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Additional Interest, if any, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, subject to the satisfaction of any conditions to such redemption, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time prior to April 1, 2015, the Company may redeem up to 35% of the initially outstanding aggregate principal amount of Notes issued under this Indenture at a redemption price in cash of 107.750% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings of the Company; provided that:

(1) at least 65% of the initially outstanding aggregate principal amount of Notes (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption;

(2) notice of any such redemption shall be given by the Company to the Holders and the Trustee within 15 days after the consummation of any such Equity Offering; and

(3) such redemption shall occur within 60 days of the date of such notice.

(b) Except pursuant to the preceding paragraph or paragraphs (d) or (e) below, the Notes will not be redeemable at the Company’s option prior to April 1, 2017.

(c) On or after April 1, 2017, the Company may redeem the Notes, in whole or in part, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount thereof) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2017	103.875%
2018	102.583%
2019	101.292%
2020 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest and Additional Interest, if any, will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date, subject to the satisfaction of any condition to such redemption.

(d) At any time prior to April 1, 2017, the Company may also redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of Notes on the relevant record dates occurring prior to the Redemption Date to receive interest due on the relevant interest payment date.

(e) In addition to the foregoing, if:

(1) any Gaming Authority makes a determination of unsuitability of a Holder or beneficial owner of Notes (or of an Affiliate of such Holder or beneficial owner), or

(2) any Gaming Authority requires that a Holder or beneficial owner of Notes (or an Affiliate thereof) must either (i) be licensed, qualified or found suitable under any applicable Gaming Laws or (ii) reduce its position in the Notes to below a level that would require licensure, qualification or a finding of suitability, and such Holder or beneficial owner (or Affiliate thereof):

(A) fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority,

(B) fails to reduce its position in the Notes appropriately; or

(C) is denied such license or qualification or not found suitable,

the Company shall have the right, at any time from or after the Issue Date, at its option:

(1) to require any such Holder or beneficial owner to dispose of all or a portion of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

(2) to call for the redemption of all or a portion of the Notes of such Holder or beneficial owner at a redemption price equal to the least of:

(A) the principal amount thereof,

(B) the price at which such Holder or beneficial owner acquired the Notes, in the case of either clause (A) above or this clause (B), together with accrued and unpaid interest and Additional Interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority (subject to the rights of Holders of Notes on the relevant record dates occurring prior to such redemption date to receive interest on the relevant interest payment date), or

(C) such other lesser amount as may be required by any Gaming Authority.

Immediately upon a determination by a Gaming Authority that a Holder or beneficial owner of the Notes (or an Affiliate thereof) will not be licensed, qualified or found suitable or is denied a license, qualification or finding of suitability, the Holder or beneficial owner will not have any further rights with respect to the Notes to:

(1) exercise, directly or indirectly, through any Person, any right conferred by the Notes;

(2) receive any interest or Additional Interest, if any, or any other distribution or payment with respect to the Notes; or

(3) receive any remuneration in any form from the Company or its Affiliates for services rendered or otherwise, except the redemption price of the Notes.

The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The Holder or beneficial owner (or an Affiliate thereof) applying for a license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

In addition, by accepting a Note, each Holder or beneficial owner of a Note will be agreeing to comply with all requirements of the Gaming Laws and Gaming Authorities in each jurisdiction where the Company and its Affiliates are licensed or registered under applicable Gaming Laws or conduct gaming activities. Each Holder or beneficial owner will also be agreeing that the Notes held by such Holder or beneficial owner shall be subject to the provisions of Article XIII of the Company’s Restated Certificate of Incorporation (dealing with Gaming Laws and gaming-related restrictions on ownership and transfer), including any amendments thereto or any successor provisions thereto.

(f) Any redemption pursuant to this Section 3.07 (other than any redemption pursuant to Section 3.07(e)) shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence a Net Proceeds Offer, it will follow the procedures specified below.

The Net Proceeds Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). The Net Proceeds Offer Payment Date shall be no later than five

Business Days after the termination of the Offer Period. On the Net Proceeds Offer Payment Date, the Company shall purchase the principal amount of Notes, the 8.75% Notes, and any other Indebtedness Incurred by the Company or an Obligor which is pari passu with the Notes, in each case to the extent required to be purchased pursuant to Section 4.10 hereof and the indenture governing the 8.75% Notes or the terms of such other Indebtedness or, if less than the Net Proceeds Offer Amount has been tendered, all Notes, the 8.75% Notes and such other Indebtedness tendered in response to the Net Proceeds Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Net Proceeds Offer Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest and Additional Interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.

Upon the commencement of an Net Proceeds Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer. The notice, which will govern the terms of the Net Proceeds Offer, will state:

(1) that the Net Proceeds Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Net Proceeds Offer will remain open;

(2) the Net Proceeds Offer Amount, the purchase price and the Net Proceeds Offer Payment Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Net Proceeds Offer will cease to accrue interest and Additional Interest, if any, after the Net Proceeds Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Net Proceeds Offer may elect to have Notes purchased in $2,000 or integral multiples of $1,000 in excess of $2,000 only;

(6) that Holders electing to have Notes purchased pursuant to any Net Proceeds Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three Business Days before the Net Proceeds Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by Holders thereof exceeds the Net Proceeds Offer Amount, the Company will select the Notes, the 8.75% Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes, the 8.75% Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in the amount of $2,000 or denominations of $1,000 in excess of $2,000, or integral multiples thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Net Proceeds Offer Payment Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Net Proceeds Offer Amount of Notes or portions thereof and other pari passu Indebtedness tendered pursuant to the Net Proceeds Offer, or if less than the Net Proceeds Offer Amount has been tendered, all Notes and such other Indebtedness tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes and such other Indebtedness or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than three Business Days after the Net Proceeds Offer Payment Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Net Proceeds Offer on the Net Proceeds Offer Payment Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest and Additional Interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Interest, if any will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The

Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the office of the Trustee’s affiliate, The Bank of New York Mellon, as designated below.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the office of the Trustee’s affiliate, The Bank of New York Mellon, located at 101 Barclay Street, Floor 8 West, New York, New York 10286, Attention: Corporate Trust Administration as one such office or agency of the Company in accordance with Section 2.03 hereof; provided that any notices or demands sent to the above New York address shall also be sent to the Trustee at its address listed in Section 13.02.

Section 4.03 Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee for mailing to the Holders of Notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing or filings by the Company with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants, and

(2) all current reports that would be required to be filed by the Company with the SEC on Form 8-K if the Company were required to file such reports,

in each case within 15 days after the time periods specified in the SEC’s rules and regulations.

In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company may deliver the consolidated reports or financial information of the Company to comply with the foregoing requirements. The Company will at all times comply with TIA § 314(a).

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(b) For so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by paragraphs (a) and (b) of this Section 4.03, the Company and the Guarantors will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.04 Compliance Certificate.

(a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 120 days after the end of each fiscal year, beginning April 30, 2013, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, as determined by the Company and its independent public accountants, the year-end financial statements delivered pursuant to Section 4.03 above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) Neither the Company nor any Restricted Subsidiary will, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company or dividends or distributions payable to the Company or a Restricted Subsidiary) in respect of the Company’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or such Restricted Subsidiary, as applicable) or to the direct or indirect holders of the Company’s or such Restricted Subsidiary’s Equity Interests in their capacity as such,

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) Equity Interests of the Company or any Restricted Subsidiary or of any direct or indirect parent or Affiliate of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary),

(3) make any payment on or with respect to, or purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value any Indebtedness that is subordinate in right of payment to the Notes, except a payment of principal, interest or other amounts required to be paid at Stated Maturity, or

(4) make any Investment (other than Permitted Investments) (each of the foregoing prohibited actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”),

if at the time of such proposed Restricted Payment or immediately after giving effect thereto,

(1) a Default or an Event of Default has occurred and is continuing or would result therefrom,

(2) the Company is not, or would not be, able to Incur at least $1.00 of additional Indebtedness under the Consolidated Coverage Ratio test described in Section 4.09(b)(2), or

(3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to September 25, 2003 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Company) exceeds or would exceed the sum, without duplication, of:

(A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company and the Restricted Subsidiaries during the period (treating such period as a single accounting period) beginning on September 25, 2003 and ending on the last day of the most recent fiscal quarter of the Company ending immediately prior to the date of the making of such Restricted Payment for which internal financial statements are available ending not more than 135 days prior to the date of determination, plus

(B) 100% of the fair market value of the aggregate net proceeds received by the Company from any Person (other than from a Subsidiary of the Company) from the issuance and sale of Qualified Capital Stock of the Company or the conversion of debt securities or Disqualified Capital Stock into Qualified Capital Stock (to the extent that proceeds of the issuance of such Qualified Capital Stock would have been includable in this clause if such Qualified Capital Stock had been initially issued for cash) subsequent to September 25, 2003 and on or prior to the date of the making of such Restricted Payment (excluding any Qualified Capital Stock of the Company the purchase price of which has been financed directly or indirectly using funds (i) borrowed from the Company or any Restricted Subsidiary, unless and until and to the extent such borrowing is repaid, or (ii) contributed, extended, guaranteed or advanced by the Company or any Restricted Subsidiary (including, without limitation, in respect of any employee stock ownership or benefit plan)); provided that such aggregate net proceeds are limited to cash, Cash Equivalents and other assets used or useful in a Related Business or the Capital Stock of a Person engaged in a Related Business, plus

(C) 100% of the aggregate cash received by the Company subsequent to September 25, 2003 and on or prior to the date of the making of such Restricted Payment upon the exercise of options or warrants (whether issued prior to or after September 25, 2003) to purchase Qualified Capital Stock of the Company, plus

(D) to the extent that any Restricted Investment that was made after September 25, 2003 is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, or any dividends, distributions, principal repayments, or returns of capital are received by the Company or any Restricted Subsidiary in respect of any Restricted Investment, the proceeds of such sale, liquidation, repayment, dividend, distribution, principal repayment or return of capital or subrogation recovery, in each such case (i) reduced by the amount of any Amount Limitation Restoration (as defined below) for such Restricted Investment and (ii) valued at the cash or marked-to-market value of Cash Equivalents received with respect to such Restricted Investment (less the cost of disposition, if any), and to the extent that any Restricted Investment consisting of a guarantee or other contingent obligation that was made after September 25, 2003 is terminated or cancelled, the excess, if any of (x) the amount by which such Restricted Investment reduced the sum otherwise available for making Restricted Payments under this first paragraph of the Restricted Payment covenant, over (y) the aggregate amount of payments made (including costs incurred) in respect of such guarantee or other contingent obligation, plus

(E) to the extent that any Person becomes a Restricted Subsidiary or an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after September 25, 2003, the lesser of (i) the fair market value of the Restricted Investment of the Company and its Restricted Subsidiaries in such Person as of the date it becomes a Restricted Subsidiary or in such Unrestricted Subsidiary on the date of redesignation as a Restricted

Subsidiary or (ii) the fair market value of such Restricted Investment as of the date such Restricted Investment was originally made in such Person or, in the case of the redesignation of an Unrestricted Subsidiary into a Restricted Subsidiary which Subsidiary was designated as an Unrestricted Subsidiary after September 25, 2003, the amount of the Company and its Restricted Subsidiaries’ Restricted Investment therein as determined under the first paragraph of Section 4.19(a), plus the aggregate fair market value of any additional Restricted Investments (each valued as of the date made) by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after September 25, 2003; provided that any amount so determined in (i) or (ii) shall be reduced to the extent that such Restricted Investment shall have been recouped as an Amount Limitation Restoration to the Amount Limitations of clauses (4), (6), (16), (18) or (19) below. Notwithstanding the other provisions of this subparagraph (E), for purposes of this subparagraph (E) the amount of such Restricted Investments of the Company and its Restricted Subsidiaries in the Atlantic City Entities made prior to the issuance of the 7.5% Notes shall be deemed to be equal to the Atlantic City Group Investment.

(b) Notwithstanding the foregoing, the provisions set forth in Section 4.07(a) will not prohibit:

(1) the payment of any dividend or the making of any distribution within 60 days after the date of declaration of such dividend or distribution if the making thereof would have been permitted on the date of declaration; provided such dividend will be deemed to have been made as of its date of declaration or the giving of such notice for purposes of this clause (1);

(2) the redemption, repurchase, retirement or other acquisition of Capital Stock of the Company or warrants, rights or options to acquire Capital Stock of the Company either (A) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company, or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company; provided that no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of Indebtedness of any Obligor that is subordinate or junior in right of payment to the Notes or the Guaranties either (A) solely in exchange for shares of Qualified Capital Stock of the Company or for Permitted Refinancing Indebtedness, or (B) through the application of the net proceeds of (i) a substantially concurrent sale for cash (other than to an Obligor) of shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company or (ii) Permitted Refinancing Indebtedness; provided that no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment pursuant to this clause (3) or would result therefrom;

(4) Restricted Payments in an amount not in excess of $150 million in the aggregate for all such Restricted Payments made in reliance upon this clause (4), for the purpose of (A) Limited Real Estate Development or (B) developing, constructing, improving or acquiring (i) a Casino or Casinos or, if applicable, any Related Business in connection with a Casino or Casinos or (ii) a Related Business to be used primarily in connection with an existing Casino or Casinos;

(5) redemptions, repurchases or repayments to the extent required by any Gaming Authority having jurisdiction over the Company or any Restricted Subsidiary or deemed necessary by the Board of the Company in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority;

(6) other Restricted Payments not to exceed $125 million in the aggregate for all such Restricted Payments made in reliance upon this clause (6); provided no Default or Event of Default then exists or would result therefrom;

(7) repurchases by the Company of its common stock, options, warrants or other securities exercisable or convertible into such common stock from employees and directors of the Company or any of its respective Subsidiaries upon death, disability or termination of employment or directorship of such employees or directors;

(8) the payment of any amounts in respect of Equity Interests by any Restricted Subsidiary organized as a partnership or a limited liability company or other pass-through entity:

(A) to the extent of capital contributions made to such Restricted Subsidiary (other than capital contributions made to such Restricted Subsidiary by the Company or any Restricted Subsidiary),

(B) to the extent required by applicable law, or

(C) to the extent necessary for holders thereof to pay taxes with respect to the net income of such Restricted Subsidiary, the payment of which amounts under this clause (C) is required by the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document;

provided, that except in the case of clause (B) and (C), no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom, and provided further that, except in the case of clause (B) or (C), such distributions are made pro rata in accordance with the respective Equity Interests contemporaneously with the distributions paid to the Company or a Restricted Subsidiary or their Affiliates holding an interest in such Equity Interests;

(9) Investments in Unrestricted Subsidiaries, joint ventures, partnerships or limited liability companies consisting of conveyances of substantially undeveloped real estate in a number of acres which, after giving effect to any such conveyance, would not exceed in the aggregate for all such conveyances after September 25, 2003, 50% of the sum of (A) the acres of substantially undeveloped real estate held by the Company and its Restricted Subsidiaries on the date of such conveyance plus (B) the acres of substantially undeveloped real estate previously so conveyed by the Company and its Restricted Subsidiaries after September 25, 2003; provided, that no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom;

(10) Investments, not to exceed $35 million in the aggregate for all such Restricted Payments made in reliance on this clause (10), in any combination of (a) readily marketable equity securities and (b) assets of the kinds described in the definition of “Cash Equivalents”; provided, that for the purposes of this clause (10), such Investments may be made without regard to the rating requirements or the maturity limitations set forth in such definition;

(11) the payment of any dividend or distributions by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(12) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(13) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary of the Company issued on or after September 25, 2003 in accordance with the Consolidated Coverage Ratio test described in Section 4.09(b)(2);

(14) [Intentionally omitted.];

(15) the payment of any dividend or other distribution by the Company or its Restricted Subsidiaries of Equity Interests in the Vietnam Subsidiaries that are Unrestricted Subsidiaries or of Equity Interests in any ACDL Entity and the termination of any agreements or arrangements with such entities in connection therewith; provided that no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom;

(16) Investment Guarantees and Completion Guarantee and Keep-Well Agreements in a principal or other similar amount not to exceed $200 million in the aggregate for all such Restricted Payments made in reliance upon this clause (16); provided that no Default or Event of Default shall have occurred and be continuing at the time of entering into such Investment Guarantee or Completion Guarantee and Keep-Well Agreement or would result therefrom;

(17) any Investment Guarantee Payments in respect of Investment Guarantees permitted under clause (16) or the making of any payments pursuant to any Completion Guarantee and Keep-Well Agreements permitted under clause (16) or in respect of any Completion Guarantee/Keep-Well Indebtedness Incurred pursuant to any Completion Guarantee and Keep-Well Agreements permitted under clause (16);

(18) the provision of goods to any Unrestricted Subsidiary in the ordinary course of business with a fair market value as determined reasonably and in good faith by the Company not to exceed $10.0 million in the aggregate for all such Restricted Payments made in reliance upon this clause (18);

(19) Restricted Payments in an amount not in excess of $100 million in the aggregate for all such Restricted Payments made in reliance upon this clause (19), for the purpose of making ACDL Investments; or

(20) contributions, payments, loans or remittances from the Company or a Restricted Subsidiary of the Vietnam Contribution Amount to a Vietnam Subsidiary at a time when such Vietnam Subsidiary is an Unrestricted Subsidiary.

In determining the aggregate amount of Restricted Payments made subsequent to September 25, 2003, Restricted Payments made pursuant to clauses (2), (3), (4), (6), (8), (9), (11), (12), (14), (15), (16), (18), (19) and (20) of this Section 4.07(b), (and Restricted Payments made prior to the Issue Date permitted under clauses (2), (3), (4), (6), (8), (9), (11), (12), (14), (15), (16), (18) and (19) of Section 4.07(b) (Restricted Payments covenant) of the indenture governing the 7.5% Notes and comparable clauses of all indentures entered into after the indenture governing the 7.5% Notes (regardless of whether the indenture governing the 7.5% Notes or such other indentures are no longer in effect) as in effect immediately prior to the Issue Date), shall, in each case, be excluded from such calculation; provided, that any amounts expended or liabilities incurred in respect of fees, premiums or similar payments in connection therewith shall be included in such calculation. Restricted Payments under clauses (4), (6), (10), (16), (18) and (19) of this Section 4.07(b) shall be limited to the respective amounts of $150 million, $125 million, $35 million, $200 million, $10 million and $100 million set forth in such clauses (each, an “Amount Limitation”). The Amount Limitation for each clause shall be permanently reduced at the time of any Restricted Payment made under such clause; provided, however, that to the extent that a Restricted Investment made under such clause is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, or principal repayments, returns of capital or subrogation recoveries are received by the Company or any Restricted Subsidiary in respect of such Restricted Investment, valued, in each such case at the cash or marked-to-market value of Cash Equivalents received with respect to such Restricted Investment (less the cost of disposition, if any), or to the extent that any Restricted Investment consisting of a guarantee or other contingent obligation that was made after the date of this Indenture is terminated or cancelled, the excess, if any of (x) the amount by which such Restricted Investment counted toward the Amount Limitation, over (y) the aggregate amount of payments made (including costs incurred) in respect of such guarantee or other contingent obligation, then the Amount Limitation for such clause shall be increased by the amount so received by the Company or a Restricted Subsidiary or the amount of such excess of (x) over (y) (an “Amount Limitation Restoration”). In no event shall the aggregate Amount Limitation Restorations for a Restricted Investment exceed the original amount of such Restricted Investment.

With respect to clauses (4), (6), (16), (18) and (19) of this Section 4.07(b), the respective Amount Limitation under each such clause, as applicable, shall also be increased when any Person becomes a Restricted Subsidiary or an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary (each such increase also referred to as an “Amount Limitation Restoration”) by the lesser of (i) the fair market value of the Restricted Investment made under clause (4), (6), (16), (18) or (19) of this Section 4.07(b), as the case may be, in such Person as of the date it becomes a Restricted Subsidiary or in such Unrestricted Subsidiary as of the date of redesignation, as the case may be, or (ii) the fair market value of such Restricted Investment as of the date such Restricted Investment was originally made in such Person or, in the case of the redesignation of an Unrestricted Subsidiary into a Restricted Subsidiary which Subsidiary was designated as an Unrestricted Subsidiary after the date of this Indenture, the amount of the Company’s Restricted Investment therein as determined under the first paragraph of Section 4.19(a), plus the aggregate fair market value of any additional Investments (each valued as of the date made) made under clause (4), (6), (16), (18) or (19) of this Section 4.07(b), as the case may be, in such Unrestricted Subsidiary after the date of this Indenture.

(c) Not less than once each fiscal quarter in which the Company has made a Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that each Restricted Payment (and any Amount Limitation Restoration relied upon in making such Restricted Payment) made during the prior fiscal quarter complies with this Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, including any applicable calculations of the Vietnam Receipts, the Vietnam Contribution Amount and the Reclassified Vietnam Receipts (upon which the Trustee may conclusively rely without any investigation whatsoever), which calculations may be based upon the Company’s latest available internal quarterly financial statements. In the event that the Company makes one or more Restricted Payments in an amount exceeding $5.0 million that have not been covered by an Officers’ Certificate issued pursuant to the immediately preceding sentence, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payments (and any Amount Limitation Restoration relied upon in making such Restricted Payment) comply with this Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed (upon which the Trustee may conclusively rely without any investigation whatsoever), which calculations may be based upon the Company’s latest available internal quarterly financial statements. In the event the Company fails to deliver any such report described in this paragraph to the Trustee, such failure shall not constitute a Default until and unless the Company has failed to deliver such report after written notice to the Company of such failure by the Trustee or by a Holder.

For purposes of this Section 4.07, it is understood that the Company may rely on internal or publicly reported financial statements even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any Restricted Payment that complied with the conditions of this Section 4.07 made in reliance on such calculation by the Company based on such internal or publicly reported financial statements, shall be deemed to continue to comply with the conditions of this Section 4.07, notwithstanding any subsequent adjustments that may result in changes to such internal financial or publicly reported statements.

Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) No Obligor will, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock,

(2) make loans or advances to or pay any Indebtedness or other obligations owed to any Obligor or to any Restricted Subsidiary, or

(3) transfer any of its property or assets to any Obligor or to any Restricted Subsidiary (each such encumbrance or restriction in clause (1), (2) or (3), a “Payment Restriction”).

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(A) applicable law or required by any Gaming Authority;

(B) this Indenture;

(C) customary non-assignment provisions of any purchase money financing contract, license or lease of any Restricted Subsidiary entered into in the ordinary course of business of such Restricted Subsidiary;

(D) any instrument governing Acquired Debt Incurred in connection with an acquisition by any Obligor or Restricted Subsidiary in accordance with this Indenture as the same was in effect on the date of such Incurrence; provided that such encumbrance or restriction is not, and will not be, applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries or the property or assets (including directly-related assets, such as replacements, accessions and proceeds) so acquired or leased;

(E) any restriction or encumbrance contained in contracts for the sale of assets to be consummated in accordance with this Indenture solely in respect of the assets to be sold pursuant to such contract;

(F) any restrictions of the nature described in clause (3) above with respect to the transfer of assets secured by a Lien that was permitted by this Indenture to be Incurred;

(G) any encumbrance or restriction contained in Permitted Refinancing Indebtedness; provided that the provisions relating to such encumbrance or restriction contained in any such Permitted Refinancing Indebtedness are no less favorable to the Holders of the Notes, taken as a whole, in the good faith judgment of the Board of the Company than the provisions relating to such encumbrance or restriction contained in the Indebtedness being refinanced;

(H) agreements governing Indebtedness of the Company or its Restricted Subsidiaries existing on the Issue Date, including the Bank Credit Agreement, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture, taken as a whole;

(I) agreements governing Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to Section 4.09 hereof, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of such Indebtedness; provided that neither such Indebtedness nor any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are more restrictive, taken as a whole, with respect to the Notes, this Indenture and the Guaranties, taken as a whole; or

(J) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, directly or indirectly:

(1) Incur any Indebtedness or issue any Disqualified Capital Stock, other than Permitted Indebtedness, or

(2) cause or permit any of its Restricted Subsidiaries to Incur any Indebtedness or issue any Disqualified Capital Stock or preferred stock, in each case, other than Permitted Indebtedness.

(b) Notwithstanding the foregoing limitations, the Company may issue Disqualified Capital Stock and may Incur Indebtedness (including, without limitation, Acquired Debt), and any Guarantor may issue preferred stock or Incur Indebtedness (including without limitation, Acquired Debt), and any Domestic Restricted Subsidiary that is not an Obligor may Incur Senior Debt (including without limitation, Senior Debt that is Acquired Debt), if:

(1) no Default or Event of Default shall have occurred and be continuing on the date of the proposed Incurrence or issuance or would result as a consequence of such proposed Incurrence or issuance, and

(2) immediately after giving pro forma effect to such proposed Incurrence or issuance and the receipt and application of the net proceeds therefrom, the Company’s Consolidated Coverage Ratio would not be less than 2.00:1.00.

Any Indebtedness of any Person existing at the time it becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of capital stock or otherwise) shall be deemed to be Incurred as of the date such Person becomes a Restricted Subsidiary.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) of such definition or is entitled to be Incurred pursuant to Section 4.09(b), the Company will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to Section 4.09(b). The Company may classify any item of Indebtedness in part under one or more of the categories of Permitted Indebtedness and/or in part as Indebtedness entitled to be Incurred pursuant to Section 4.09(b), and may reclassify any outstanding Indebtedness in whole or in part from time to time in its sole discretion. Accrual of interest, the accretion of principal amount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this Section.

Section 4.10 Asset Sales.

No Obligor will, directly or indirectly,:

(1) consummate an Asset Sale unless such Obligor, receives consideration at the time of such Asset Sale (or at such earlier time as such Obligor becomes obligated to complete such Asset Sale) at least equal to the fair market value of the assets sold or of which other disposition is made (as determined reasonably and in good faith by the Board of such Obligor), and

(2) consummate or enter into a binding obligation to consummate an Asset Sale unless at least 75% of the consideration received by such Obligor from such Asset Sale will be cash or Cash Equivalents and will be received at the time of the consummation of any such Asset Sale. For purposes of this provision, each of the following shall be deemed to be cash:

(A) any liabilities as shown on the Obligor’s most recent balance sheet (or in the notes thereto) (other than (i) Indebtedness subordinate in right of payment to the Notes, (ii) contingent liabilities, (iii) liabilities or Indebtedness to Affiliates of the Company and (iv) Non-Recourse Indebtedness) that are assumed by the transferee of any such assets, and

(B) to the extent of the cash received, any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by such Obligor into cash within 90 days of receipt.

Notwithstanding the foregoing, an Obligor may consummate an Asset Sale without complying with the foregoing provisions if:

(1) such Obligor receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of the Board of such Obligor), and

(2) the consideration for such Asset Sale constitutes Productive Assets; provided that any non-cash consideration not constituting Productive Assets received by such Obligor in connection with such Asset Sale that is converted into or sold or otherwise disposed of for cash or Cash Equivalents at any time within 360 days after such Asset Sale and any Productive Assets constituting cash or Cash Equivalents received by such Obligor in connection with such Asset Sale shall constitute Net Cash Proceeds subject to the provisions set forth above.

Upon the consummation of an Asset Sale, the Company or the affected Obligor will be required to apply an amount equal to all Net Cash Proceeds that are received from such Asset Sale within 360 days of the receipt thereof either:

(1) to reinvest (or enter into a binding commitment to invest, if such investment is effected within 360 days after the date of such commitment) in Productive Assets or in Asset Acquisitions not otherwise prohibited by this Indenture, or

(2) to permanently prepay or repay Senior Debt of any Obligor and if such Senior Debt is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto.

Pending the final application of any such Net Cash Proceeds, the Obligors may temporarily reduce revolving Indebtedness or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Indenture.

On the 361st day after an Asset Sale or such earlier date, if any, as the Board of the Company or the affected Obligor determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (1) or (2) of the third paragraph of this Section 4.10 (each a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (1) or (2) of the third paragraph of this Section 4.10 (each a “Net Proceeds Offer Amount”), will be applied by the Company to make an offer to purchase (the “Net Proceeds Offer”), in accordance with the procedures set forth in Section 3.09 hereof, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, on a pro rata basis (A) Notes at a purchase price in cash equal to 100% of the aggregate principal amount of Notes, in each case, plus accrued and unpaid interest thereon and Additional Interest, if any, on the Net Proceeds Offer Payment Date and (B) the outstanding 8.75% Notes and/or other Indebtedness Incurred by the Company or an Obligor which is pari passu with the Notes, in each case to the extent required by the terms thereof; provided that if at any time within 360 days after an Asset Sale any non-cash consideration received by the Company or the affected Obligor in connection with such Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with this Section. To the extent that the aggregate principal amount of Notes, 8.75% Notes and/or other pari passu Indebtedness tendered pursuant to the Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Obligors may use any remaining proceeds of such Asset Sales for general corporate purposes (but subject to the other terms of this Indenture). Upon completion of a Net Proceeds Offer, the Net Proceeds Offer Amount relating to such Net Proceeds Offer will be deemed to be zero for purposes of any subsequent Asset Sale. In the event that a Restricted Subsidiary consummates an Asset Sale, only that portion of the Net Cash Proceeds therefrom (including any Net Cash Proceeds received upon the sale or other disposition of any noncash proceeds received in connection with an Asset Sale) that are distributed to or received by any Obligor will be required to be applied by the Obligors in accordance with the provisions of this paragraph.

Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $25 million the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds

Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the date of this Indenture from all Asset Sales by the Obligors in respect of which a Net Proceeds Offer has not been made aggregate at least $25 million, at which time the affected Obligor will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (each date on which the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $25 million or more will be deemed to be a Net Proceeds Offer Trigger Date). In connection with any Asset Sale with respect to assets having a book value in excess of $25 million or as to which it is expected that the aggregate consideration therefor to be received by the affected Obligor will exceed $25 million in value, such Asset Sale will be approved, prior to the consummation thereof, by the Board of the applicable Obligor.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) No Obligor may make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is, considered in light of any series of related transactions of which it comprises a part, on terms that are fair and reasonable and no less favorable to such Obligor than those that might reasonably have been obtained at such time in a comparable transaction or series of related transactions on an arms-length basis from a Person that is not such an Affiliate;

(2) with respect to any Affiliate Transaction involving the transfer of aggregate consideration with a fair value of $20 million or more from the affected Obligor, a majority of the disinterested members of the Board of the Company (and of any other affected Obligor, where applicable) shall, prior to the consummation of any portion of such Affiliate Transaction, have reasonably and in good faith determined, as evidenced by a resolution of its Board, that such Affiliate Transaction meets the requirements of the foregoing clause; and

(3) with respect to any Affiliate Transaction involving the transfer of aggregate consideration with a fair value of $30 million or more from the affected Obligor, the Board of the applicable Obligor shall have received prior to the consummation of any portion of such Affiliate Transaction, a written opinion from an independent investment banking, accounting or appraisal firm of recognized national standing that such Affiliate Transaction is on terms that are fair to such Obligor from a financial point of view.

(b) The foregoing restrictions will not apply to:

(1) reasonable fees and compensation (including any such compensation in the form of Equity Interests not derived from Disqualified Capital Stock, together with loans and advances, the proceeds of which are used to acquire such Equity Interests) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Obligors as determined in good faith by the Board or senior management,

(2) any transaction solely between or among Obligors and Restricted Subsidiaries to the extent any such transaction is otherwise in compliance with, or not prohibited by, this Indenture,

(3) any Restricted Payment permitted by the terms of the covenant described above under Section 4.07 or any Permitted Investment,

(4) provision of management and related services (including intellectual property rights and the use of corporate aircraft in providing such management services) (including any agreements therefor) to an Unrestricted Subsidiary or an ACDL Entity in connection with the development, construction and operation of gaming facilities or any Related Business, provided the Obligor is reimbursed for all non-ordinary course costs and expenses it incurs in providing such services and, provided further, that such Obligor shall not be required to allocate employee compensation for management services provided by employees of Obligors to Unrestricted Subsidiaries or ACDL Entities in connection with such employees’ services to Obligors, or

(5) transactions pursuant to agreements existing on the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined in good faith by the Company’s Board.

Section 4.12 Liens.

No Obligor may, directly or indirectly, create, Incur or assume any Lien, except a Permitted Lien, securing Indebtedness that is pari passu with or subordinate in right of payment to the Notes or the Guaranties, on or with respect to any of its property or assets including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned on the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, unless:

(1) in the case of any Lien securing Indebtedness that is pari passu in right of payment with the Notes or the Guaranties, the Notes or the Guaranties are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien, and

(2) in the case of any Lien securing Indebtedness that is subordinate in right of payment to the Notes or the Guaranties, the Notes or the Guaranties are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

Any Lien created for the benefit of the Holders pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Notes or such Guaranty under this Section 4.12.

Section 4.13 Business Activities.

The Obligors will not engage in any lines of business other than the Core Businesses.

Section 4.14 Legal Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; and

(2) the corporate or entity franchises and rights (charter and statutory) of the Company and its Restricted Subsidiaries;

provided, however, that the Company shall not be required to preserve any such franchise or right, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes plus accrued and unpaid interest thereon and Additional Interest, if any, to the date of repurchase. Within 30 days following any Change of Control, the Company will mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice. The Company will comply with all applicable laws, including, without limitation, Section 14(e) of the Exchange Act and the rules thereunder and all applicable federal and state securities laws, and will include all instructions and materials necessary to enable Holders to tender their Notes.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.09 or 4.15 hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.15 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Prior to complying with the provisions of this Section 4.15, but in any event within 90 days following a Change of Control, the Company will either:

(1) repay all outstanding obligations with respect to Senior Debt,

(2) obtain the requisite consents, if any, from the holders of Senior Debt to permit the repurchase of the Notes required by this Section, or

(3) deliver to the Trustee an Officer’s Certificate to the effect that no action of the kind described in clause (1) or (2) is necessary.

The Change of Control provisions described above will be applicable whether or not any other provisions of this Indenture are applicable.

(d) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and Section 3.09 hereof and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption with respect to all of the Notes has been given pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price.

Section 4.16 No Subordinated Debt Senior to The Notes or Guaranties.

No Obligor will Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes or the Guaranties. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Section 4.17 No Amendment to Subordination Provisions.

Without the consent of the Holders of 66-2/3% of the principal amount of the outstanding Notes, the Obligors will not amend, modify or alter the terms of any indebtedness subordinated to the Notes or the Guaranties in any way that will:

(1) increase the rate of or change the time for payment of interest on such subordinated indebtedness,

(2) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any such subordinated indebtedness,

(3) alter the redemption provisions or the price or terms at which any Obligor is required to offer to purchase such subordinated indebtedness, or

(4) amend the subordination provisions of any documents, instruments or agreements governing any such subordinated indebtedness,

except to the extent that any of the foregoing would be required to permit any Obligor to make a Restricted Payment permitted by Section 4.07.

Section 4.18 Additional Guaranties.

If the Company or any of its Subsidiaries acquires or creates another Material Restricted Subsidiary after the date of this Indenture or if any Subsidiary becomes a Material Restricted Subsidiary after the Issue Date, then, subject to the applicable Gaming Laws, the Company will cause that newly acquired or created Material Restricted Subsidiary or Subsidiary that becomes a Material Restricted Subsidiary to become a Guarantor and execute a Notation of Guaranty pursuant to a supplemental indenture in substantially the form of Exhibit E hereto and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired or created or became a Material Restricted Subsidiary to the effect that such supplemental indenture has been duly authorized, executed and delivered by that Material Restricted Subsidiary and constitutes a valid and binding agreement of that Material Restricted Subsidiary, enforceable in accordance with its terms (subject to customary exceptions). The form of such Notation of Guaranty is attached as Exhibit D hereto. The Company shall use its best efforts to obtain all Gaming Approvals necessary to permit its Material Restricted Subsidiaries to become Guarantors as promptly as practicable. Notwithstanding the foregoing, President Riverboat Casino-Missouri, Inc., a Restricted Subsidiary, need not be a Guarantor of the Notes unless and until additional assets of $500,000 or more are contributed by the Company or any other Restricted Subsidiary to such Restricted Subsidiary after the Issue Date, at which time it will be required to become a Guarantor of the Notes pursuant to the terms of this Indenture as described above.

Section 4.19 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of the Company may designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Obligors (except to the extent repaid in cash or in kind) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under Section 4.07(a) to the extent that such deemed Restricted Payments would not be excluded from such calculation under Section 4.07(b) or will reduce the amount available under one or more clauses of the definition of Permitted Investments, as determined by the Company. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of:

(1) the net book value of such Investments at the time of such designation,

(2) the fair market value of such Investments at the time of such designation, and

(3) the original fair market value of such Investments at the time they were made.

Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.07. If at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.09, the Company shall be in default of such Section 4.09. The Board of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1) such Indebtedness is permitted under Section 4.09, and, if applicable, calculated on a pro forma basis as if such designation had occurred at the beginning of the reference period, and

(2) no Default or Event of Default would be caused by such designation.

As of the Issue Date, the following entities shall be Unrestricted Subsidiaries: Casino Magic (Europe), B.V., Casino Magic Hellas Management Services, S.A., Landing Condominium, LLC, PNK Development 10, LLC, PNK Development 11, LLC, PNK Development 17, LLC, PNK Development 18, LLC, PNK Development 28, LLC, PNK (Kansas), LLC, PNK (SA), LLC, PNK (SAM), LLC, PNK (VN), Inc. and Port St. Louis Condominium, LLC.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, or Sale of Assets.

The Company may not, in a single transaction or a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any Person or adopt a Plan of Liquidation unless:

(1) either

(A) in the case of a consolidation or merger, the Company, or any successor thereto, is the surviving or continuing corporation, or

(B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of the Company and its Subsidiaries, taken as a whole, or in the case of a Plan of Liquidation, the Person to which assets of the Company and its Subsidiaries have been transferred (i) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest and Additional Interest, if any, on all of the Notes and the performance of every covenant of the Notes and this Indenture on the part of the Company to be performed or observed;

(2) in the event that such transaction involves (A) the incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries

incurred in connection with or as a result of such transaction as having been incurred at the time of such transaction) and/or (B) the assumption contemplated by clause (1)(B)(ii) above (including giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction), then immediately after giving effect to such incurrence and/or assumption under clauses (A) and (B), (i) the Company, or any such other Person assuming the obligations of the Company through the operation of clause (1)(B) above, could Incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the Consolidated Coverage Ratio test described above under Section 4.09(b)(2) or (ii) the Consolidated Coverage Ratio of the Company (or such other Person assuming the obligations of the Company through the operation of clause (1)(B) above) is no less than the Company’s Consolidated Coverage Ratio immediately prior to such transaction or series of transactions;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; and

(4) the Company or such other Person shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance, other disposition or Plan of Liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

Notwithstanding clause (2) above:

(A) any Restricted Subsidiary may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to the Company, and

(B) the Company may consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any Person that has conducted no business and Incurred no Indebtedness or other liabilities if such transaction is solely for the purpose of effecting a change in the state of incorporation or form of organization of the Company.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Section 5.02 Successor Person Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all or substantially all of the properties and assets of such predecessor Company and its Subsidiaries, taken as a whole, in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest (including any Additional Interest) on the Notes or the Guaranties (whether or not prohibited by the subordination provisions of this Indenture);

(2) default in payment of the principal of or premium, if any, on the Notes or the Guaranties when due and payable, at maturity, upon acceleration, redemption or otherwise (whether or not prohibited by the subordination provisions of this Indenture);

(3) failure by any Obligor to comply with any of its other agreements in this Indenture, the Notes or the Guaranties for 60 days after written notice to the Company by the Trustee or by Holders of not less than 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by any Obligor (or the payment of which is guaranteed by any Obligor) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of or premium, if any, or interest, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or

(B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more;

(5) failure by any Obligor to pay final judgments aggregating in excess of $25 million, net of any applicable insurance, the carrier or underwriter with respect to which has acknowledged liability in writing, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) any Obligor pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors, and

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against any Obligor in an involuntary case;

(B) appoints a custodian of any Obligor or for all or substantially all of the property of any Obligor; or

(C) orders the liquidation of any Obligor;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default with respect to clauses (6) and (7) of Section 6.01 hereof with respect to the Company or any of its Significant Subsidiaries or any group of Obligors that, taken together as a whole, would constitute a Significant Subsidiary), including, without limitation, an Event of Default specified in clauses (6) and (7) of Section 6.01 hereof, with respect to a single Obligor that does not constitute a Significant Subsidiary or a group of Obligors that taken together as a whole would not constitute a Significant Subsidiary, occurs and is continuing, then and in every such case, the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the principal amount, together with any accrued and unpaid interest and premium and Additional Interest, if any, on all the Notes and Guaranties then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) specifying the Event of Default and that it is a “notice of acceleration” and on the fifth Business Day after delivery of such notice the principal amount, in either case, together with any accrued and unpaid interest and premium and Additional Interest, if any, on all the Notes or the Guaranties then outstanding will become immediately due and payable, notwithstanding anything contained in this Indenture, the Notes or the Guaranties to the contrary. Upon the occurrence of specified Events of Default specified in clause (6) or (7) of Section 6.01 hereof with respect to the Company or any of its Significant Subsidiaries or any group of Obligors that, taken together as a whole, would constitute a Significant Subsidiary, the principal amount, together with any accrued and unpaid interest and premium and Additional Interest, if any, will immediately and automatically become due and payable, without the necessity of notice or any other action by any Person. Holders of the Notes may not enforce this Indenture, the Notes or the Guaranties except as provided in this Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee shall be under no obligation to exercise any of the rights or powers at the request or direction of any of the Holders unless such Holders shall have offered to the trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest, if any) if it determines that withholding notice is in their interest.

Notwithstanding any other provision of this Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described under Section 4.03, and for any failure to comply with the requirements of Section 314(a) of the TIA, will for the 365 days after the occurrence of such an Event of Default consist exclusively of the right to receive Additional Interest on the principal amount of the Notes at a rate equal to 0.50% per annum. This Additional Interest will be payable in the same manner and subject to the same terms as other interest payable under this Indenture. The Additional Interest will accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations described under Section 4.03 or Section 314(a) of the TIA first occurs to but not excluding the 365th day thereafter (or such earlier date on which the Event of Default relating to the reporting obligations described under Section 4.03 or Section 314(a) of the TIA shall have been cured or waived). On such 365th day (or earlier, if the Event of Default relating to such reporting obligations is cured or waived prior to such 365th day), such Additional Interest will cease to accrue and the Notes will be subject to the other remedies as provided under this Section 6.02 if the Event of Default is continuing. For the avoidance of doubt, the provisions of this paragraph will not affect the rights of Holders of Notes in the event of the occurrence of any other Event of Default.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of any Obligor with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.07 hereof, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to April 1, 2017 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to April 1, 2017 (other than a redemption of Notes permitted by Sections 3.07(d) or (e)), then the additional premium shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes and Guaranties, in an amount, for each of the years beginning on April 1 of the years set forth below, as set forth below (expressed as a percentage of the principal amount of the Notes on the date of payment that would otherwise be due but for the provisions of this sentence):

Year	Percentage
2012	7.750%
2013	6.975%
2014	6.200%
2015	5.425%
2016	4.650%

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Additional Interest, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest, on the Notes or the Guaranties (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted solely from such acceleration). The waiver by the holders of any Indebtedness described in clause (4) of Section 6.01 of the predicating default under such Indebtedness shall be deemed a waiver of such Default or Event of Default arising under, and a rescission of any acceleration resulting from the application of clause (4), from the effective date, during the effective period and to the extent of, the waiver by the holders of such other Indebtedness. Upon any waiver granted or deemed granted in accordance with the terms hereof, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured and waived for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1) such Holder gives to the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and Additional Interest, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other Obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: subject to the provisions of Section 10.05, to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Additional Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Additional Interest, if any and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Remedies Subject to Applicable Law.

All rights, remedies and powers provided by this Article 6 may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Indenture are intended to be subject to all applicable laws, including applicable Gaming Laws, and to be limited to the extent necessary so that they will not render this Indenture invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee shall reasonably cooperate with any Gaming Authority of any jurisdiction in which the Company or any of its Subsidiaries conducts or proposes to conduct gaming and shall produce any document or information as any of them may reasonably request.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or

Additional Interest, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors, jointly and severally, will indemnify the Trustee against any and all losses, claims, damages, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be determined to have been caused by its negligence or bad faith. The Trustee will notify the Company promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11 Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guaranties) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guaranties), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Guaranties and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 4.19 hereof and clauses (2) and (3) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guaranties, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guaranties will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(5) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

(B) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either:

(A) on the date of such deposit (other than a Default or Event of Default resulting from transactions occurring contemporaneously with the borrowing of funds, or the borrowing of funds, to be applied to such deposit); or

(B) insofar as Events of Default resulting from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (in which case such defeasance shall have been effective on the date of deposit until the time of such occurrence and, upon such occurrence, shall immediately cease to be effective);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that after the 91st day following the deposit, the trust funds will not be subject to avoidance as preferential transfers in any proceeding by or against the Company under any applicable Bankruptcy Law;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Obligor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or Additional Interest, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium or Additional Interest, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Guaranties will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium or Additional Interest, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Obligors and the Trustee may amend or supplement this Indenture or the Notes or the Guaranties without the consent of any Holder of Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Guaranties by a successor to the Company or such Guarantor pursuant to Article 5 or Article 11 hereof;

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(3) to comply with requirements of applicable Gaming Laws or to provide for requirements imposed by applicable Gaming Authorities;

(4) to conform the text of this Indenture or the Notes to any provision of the “Description of notes” section of the Company’s prospectus supplement dated March 5, 2012, relating to the initial offering of the Notes, to the extent that such provision in that “Description of notes” was intended to be a verbatim recitation of a provision of this Indenture, the Guaranties or the Notes;

(5) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof, including any revisions to transfer mechanics in Article 2 of this Indenture appropriate for such Additional Notes; or

(6) to allow any Guarantor to execute a supplemental indenture and/or a Notation of Guaranty with respect to the Notes.

Upon the request of the Company accompanied by a resolution of its Board authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.15 hereof and the defined terms used therein) and the Notes and the Guaranties with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Additional Interest, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Guaranties may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of at least 66-2/3% in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes), no waiver or amendment to this Indenture may make any change in the provisions of Article 10, or Article 11 hereof that releases any Guarantor from its obligations under any Guaranty, that adversely affects the rights of any Holder of Notes. Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by any Obligor with any provision of this Indenture or the Notes or the Guaranties. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver,

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to Sections 3.09, 4.10 and 4.15 hereof),

(3) reduce the rate of or change the time for payment of interest on any Note, including default interest,

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration),

(5) make any Note payable in money other than that stated in the Notes,

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest or Additional Interest, if any, on the Notes,

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the conditions in Sections 3.09, 4.10 and 4.15 hereof), or

(8) make any change in the foregoing amendment and waiver provisions.

Section 9.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date upon which the requisite consents for the applicable amendment, supplement or waiver have been obtained. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be provided with and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

SUBORDINATION

Section 10.01 Agreement to Subordinate.

Each Obligor agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Note and the Guaranties is subordinated in right of payment, to the extent and in the manner provided in this Article, to the prior payment in full of all Senior Debt (whether outstanding on the date hereof or hereafter Incurred), and that the subordination is for the benefit of the holders of Senior Debt. No holder of Senior Debt need prove its reliance on this Article 10 to enforce the provisions hereof.

A distribution may consist of cash, securities or other property, by set-off or otherwise.

All Designated Senior Debt now or hereafter existing and all other Obligations relating thereto will not be deemed to have been paid in full unless the holders or owners thereof will have received payment in full in cash with respect to such Designated Senior Debt and all other Obligations with respect thereto including, without limitation, all Accrued Bankruptcy Interest.

Section 10.02 Liquidation; Dissolution; Bankruptcy.

Upon any distribution to creditors of any Obligor in a liquidation or dissolution of such Obligor or in a proceeding under Bankruptcy Law relating to such Obligor or its property, in an assignment for the benefit of creditors or any marshaling of such Obligor’s assets and liabilities:

(1) holders of Senior Debt will be entitled to receive payment in full of all Obligations in respect of such Senior Debt (including Accrued Bankruptcy Interest) and to have all outstanding Letter of Credit Obligations and applicable Hedging Obligations fully cash collateralized before the Trustee or the Holders will be entitled to receive any payment or distribution on Obligations with respect to the Notes and the Guaranties (except that the Trustee or the Holders may receive payments and other distributions made from any defeasance or redemption trust created pursuant to Articles 8 or 12 hereof and the issuance of Permitted Junior Securities); and

(2) until all Obligations with respect to Senior Debt (as provided in clause (1) above) are paid in full and all outstanding Letter of Credit Obligations and applicable Hedging Obligations are fully cash collateralized, any distribution to which the Trustee or the Holders would be entitled but for this Article 10, including any such distribution that is payable or deliverable by reason of the payment of any other Indebtedness of such Obligor being subordinated to the payment of the Notes and the Guaranties, will be made to holders of Senior Debt or their Representatives, ratably in accordance with the respective amounts of the principal of such Senior Debt, interest (including, without limitation, Accrued Bankruptcy Interest) thereon and all other Obligations with respect thereto (except that Holders may receive payments and other distributions made from any defeasance or redemption trust created pursuant to Articles 8 or 12 hereof and the issuance of Permitted Junior Securities hereof), as their respective interests may appear.

Any holder of Designated Senior Debt may file any proof of claim or similar document on behalf of the Trustee or any Holder if such a document has not been filed by the date which is 30 days prior to the last day specified for filing of such documents. In any proceeding under Bankruptcy Law, neither the Trustee nor any Holder will initiate, or vote in support of, any challenge to the rights of the holders of Senior Debt.

Section 10.03 Default on Designated Senior Debt.

(a) The Obligors may not make any payment or distribution to the Trustee or any Holder in respect of Obligations arising under or in connection with the Notes or the Guaranties and may not acquire from the Trustee or any Holder any Notes or Guaranties for cash or property (other than payments and other distributions made from any defeasance or redemption trust created pursuant to Articles 8 or 12 hereof and the issuance of Permitted Junior Securities) until all principal and other Obligations arising under or in connection with the Senior Debt have been paid in full or fully cash-collateralized, if not yet due if:

(1) a default in the payment of any Obligations with respect to any Designated Senior Debt occurs and is continuing (including any default in payment upon the maturity of any Designated Senior Debt by lapse of time, acceleration or otherwise), or any judicial proceeding is pending to determine whether any such default has occurred; or

(2) a default or event of default (as such terms may be defined in any agreement, indenture or other document governing such Designated Senior Debt), other than a payment default described in subsection (a) above, on Designated Senior Debt, including any default or event of default that would result upon any payment or distribution with respect to the Notes or the Guaranties, that would cause or permit the acceleration of the maturity of the Designated Senior Debt, occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the affected Obligors or the holders of any Designated Senior Debt. If the Trustee receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice will be effective for purposes of this Section unless and until at least 360 days will have elapsed since the first day of effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default will have been waived for a period of not less than 180 days.

If the Company is prohibited from making payments on or distributions in respect of the Notes or from acquiring any Notes under subsection (1) or (2) above, the Company may and will resume payments on and distributions in respect of the Notes and may acquire them upon:

(a) in the case of any prohibition referred to in Section 10.03(a)(1) hereof, the date upon which the default, event of default or other event giving rise to such prohibition is cured or waived or will have ceased to exist, unless another default, event of default or other event that would prohibit such payment, distribution or acquisition under Section 10.03(a)(1) has occurred and is continuing, or all Obligations in respect of such Designated Senior Debt will have been discharged or paid in full, or

(b) in the case of any prohibition referred to in Section 10.03(a)(2) hereof, the earlier of the date on which the default, event of default or other event giving rise to such prohibition is cured or waived or 179 days pass after the relevant Payment Blockage Notice is received by the Trustee thereunder, unless the maturity of any Designated Senior Debt has been accelerated, in each such case, if this Article otherwise permits the payment, distribution or acquisition.

The provisions of this Article will not be construed to prohibit the Company from repurchasing, redeeming, repaying or prepaying any or all of the Notes to the extent required to do so by any Gaming Authority having authority over any Obligor or pursuant to the provisions described under Section 3.07(e).

Section 10.04 Acceleration of Notes.

If payment of the Notes is accelerated because of an Event of Default, the Company will promptly notify holders of Senior Debt of the acceleration.

Section 10.05 When Distribution Must Be Paid Over.

If, notwithstanding the provisions of Sections 10.02 and 10.03, any direct or indirect payment or distribution on account of principal of or interest on or other Obligations with respect to the Notes or Guaranties or acquisition, repurchase, redemption, retirement or defeasance of any of the Notes or Guaranties will be made by or on behalf of any Obligor (including any payments or distribution by any liquidating trustee or agent or other Person in a proceeding referred to in Section 10.02) and received by the Trustee or any Holder at a time when such payment or distribution was prohibited by the provisions of Section 10.02 or 10.03 or such payment or distribution was required to be made to holders of Senior Debt or their Representatives, then, unless and until such payment or distribution is no longer prohibited by Section 10.02 or 10.03, such payment or distribution will be received, segregated from other funds or assets and held in trust by the Trustee or such Holder, as the case may be, for the benefit of, and will be immediately paid or delivered over to, those Persons known to the Trustee or, as the case may be, such Holder, as, or identified by the Company as, or to a fund for the benefit of, the holders of Senior Debt or their Representatives, ratably in accordance with the respective amounts of the principal of such Senior Debt, interest (including, without limitation, Accrued Bankruptcy Interest) thereon and all other Obligations with respect thereto held or represented by each, until the principal of all Senior Debt, interest (including Accrued Bankruptcy Interest) thereon and all other Obligations with respect thereto have been paid in full and all outstanding Letter of Credit Obligations and applicable Hedging Obligations have been fully cash collateralized. Any distribution to the holders of Senior Debt or their Representatives of assets other than cash may be held by such holders or such Representatives as additional collateral without any duty to the Holder to liquidate or otherwise realize on such assets or to apply such assets to any Senior Debt or other Obligations relating thereto.

With respect to the holders of Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to the holders of Senior Debt will be read into this Indenture against the Trustee. The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Debt, and will not be liable to any such holders if the Trustee will in good faith mistakenly pay over or distribute to or on behalf of Holders or any Obligor or any other Person money or assets to which any holders of Senior Debt will be entitled by virtue of this Article 10. Nothing in this Section 10.05 will affect the obligation of any Person other than the Trustee to hold such payment or distribution for the benefit of, and to pay or deliver such payment or distribution over to, the holders of Senior Debt or their Representatives. With respect to the holders of Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article 10 and no implied covenants or obligations with respect to holders of Senior Debt shall be read into this Indenture against the Trustee.

Section 10.06 Notice to Trustee.

The Company shall give prompt written notice to the Trustee of any fact known to the Company which would prohibit the making of any payment to or by the Trustee in respect of the Notes. Failure to give such notice shall not affect the subordination of the Notes to Senior Debt. Notwithstanding the provisions of this or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of the Notes, unless and until the Trustee shall have received written notice thereof at the address specified in Section 13.02 from the Company or a holder of Senior Debt or from any trustee or agent therefor; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Section 7.01, shall be entitled in all respects to assume that no such facts exist; provided, however, that if a Responsible Officer of the Trustee shall not have received, at least three Business Days prior to the date upon which by the terms hereof any such money may become payable for any purpose (including, without limitation, the payment of the principal amount, issue price, accrued original issue discount, redemption price, purchase price, Change of Control Payment or interest, if any, as the case may be, in respect of any Note, the notice with respect to such money provided for in this Section 10.06, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within three Business Days prior to such date.

Subject to the provisions of Section 7.01, the Trustee shall be entitled to conclusively rely on the delivery to it of a written notice by a person representing himself to be a holder of Senior Debt (or a trustee or agent on behalf of such holder) to establish that such notice has been given by a holder of Senior Debt (or a trustee or agent on behalf of any such holder). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any person as a holder of Senior Debt to participate in any payment or distribution pursuant to this Article, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Article, and if such evidence is not furnished, the Trustee may defer any payment which it may be required to make for the benefit of such person pursuant to the terms of this Indenture pending judicial determination as to the rights of such person to receive such payment.

Section 10.07 Subrogation.

After all Senior Debt is paid in full and until the Notes are paid in full, Holders will be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes and Guaranties) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Debt. A distribution made under this Article to holders of Senior Debt that otherwise would have been made to Holders is not, as between the Obligors and Holders, a payment by any Obligor on the Notes or the Guaranties.

Section 10.08 Relative Rights.

This Article 10 defines the relative rights of Holders and holders of Senior Debt. Nothing in this Article 10 will:

(1) impair, as between the Obligors and Holders, the obligation of the Obligors, which is absolute and unconditional, to pay principal of and interest and Additional Interest, if any, on, the Notes and the Guaranties in accordance with their terms;

(2) affect the relative rights of Holders and creditors of the Obligors other than their rights in relation to holders of Senior Debt; or

(3) prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders.

If any Obligor fails because of this Article to pay principal of or interest or Additional Interest, if any, on, a Note or Guaranty on the due date, the failure is still a Default or Event of Default.

Section 10.09 Subordination May Not Be Impaired by Obligors.

No right of any present or future holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Notes and the Guaranties will be impaired by any act or failure to act by any Obligor or any Holder of Notes and Guaranties or any holder of Senior Debt or by the failure of any Obligor or any Holder of Notes and Guaranties or any holder of Senior Debt to comply with this Indenture regardless of any knowledge thereof that any such Holder of Notes or holder of Senior Debt, as the case may be, may have or be otherwise charged with. The holders of Senior Debt may extend, renew, restate, supplement, modify or amend the terms of the Senior Debt or any Obligations with respect thereto or any security therefor and release, sell or exchange such security and otherwise deal freely with any Obligor and its Subsidiaries and Affiliates all without affecting the liabilities and obligations of the parties to this Indenture or the Holders. No provision in any supplemental indenture that adversely affects the subordination of the Notes and Guaranties or other provisions of this Article 10 will be effective against the holders of the Designated Senior Debt unless the requisite percentage of such holders (or if permitted under the applicable Senior Debt governing agreement, the Representative) will have consented thereto.

Each Holder of the Notes and Guaranties by its acceptance thereof: (a) acknowledges and agrees that the holders of any Senior Debt or their Representative, in its or their discretion, and without affecting any rights of any holder of Senior Debt under this Article 10, may foreclose any mortgage or deed of trust covering interest in real property securing such Senior Debt or any guarantee thereof by judicial or nonjudicial sale, even though such action may release an Obligor or any guarantor of such Senior Debt from further liability under such Senior Debt or any guarantee thereof or may otherwise limit the remedies available to the holders thereof; and (b) hereby waives any defense that such Holder may otherwise have to the enforcement of this Article 10 by any holder of any Senior Debt or any Representative of such holder against such Holder after or as a result of any action, including any such defense based on any loss or impairment of rights of subrogation.

If at any time any payment of Obligations with respect to any Senior Debt is rescinded or must otherwise be returned upon the insolvency, bankruptcy, reorganization or liquidation of any Obligor or otherwise, the provisions of this Article 10 will continue to be effective or reinstated, as the case may be, to the same extent as though such payments had not been made.

Section 10.10 Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

Upon any payment or distribution of assets of any Obligor referred to in this Article 10, the Trustee and the Holders will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the

Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of such Obligor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.

Subject to the provisions of Section 7.01, the Trustee will be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Debt (or a trustee or agent on behalf of such holder) to establish that such notice has been given by a holder of Senior Debt (or a trustee or agent on behalf of any such holder). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payment or distribution pursuant to this Article 10, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 10, and if such evidence is not furnished, the Trustee may defer any payment which it may be required to make for the benefit of such Person pursuant to the terms of this Indenture pending judicial determination as to the rights of such Person to receive such payment.

Section 10.11 Rights of Trustee and Paying Agent.

Notwithstanding the provisions of this Article 10 or any other provision of this Indenture, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes and Guaranties, unless and until a Responsible Officer of the Trustee has received at its Corporate Trust Office at least two Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes and Guaranties to violate this Article. Only the Company or a holder of Senior Debt may give the notice. Nothing in this Article 10 will impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Section 7.01, shall be entitled in all respects to assume that no such facts exist; provided, however, that if a Responsible Officer of the Trustee shall not have received, at least two Business Days prior to the date upon which by the terms of this Indenture any such money may become payable for any purpose (including, without limitation, the payment of the principal amount, issue price, accrued original issue discount, redemption price, purchase price, Change of Control purchase price or interest, if any, as the case may be, in respect of any Note), the notice with respect to such money provided for in this Section 10.11 then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within two Business Days prior to such date.

The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

Section 10.12 Authorization to Effect Subordination.

Each Holder of a Note by the Holder’s acceptance thereof authorizes and directs the Trustee on the Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 10, and appoints the Trustee to act as the Holder’s attorney-in-fact for any and all such purposes.

Each Obligor and each Holder by their acceptance of the Notes acknowledge that damages may be inadequate to compensate the holders of Senior Debt for any breach or default by any Obligor or any such Holder of its obligations under this Article 10, and, therefore, agree that the holders of Senior Debt and their Representatives will be entitled to seek equitable relief, including injunctive relief and specific performance, in the enforcement thereof.

Section 10.13 Amendments.

(a) The provisions of this Article 10 will not be amended or modified without the written consent of the holders of all Senior Debt (or their Representatives as permitted thereunder) unless such amendment or modification does not adversely affect the holders of such Senior Debt.

(b) Without the consents of the Holders of at least 66-2/3% in principal amount of the Notes then outstanding, no Obligor will amend, modify or alter the terms of any indebtedness subordinated to the Notes or the Guaranties in any way that will (i) increase the rate of or change the time for payment of interest on any indebtedness subordinated to the Notes, (ii) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any such subordinated indebtedness, (iii) alter the redemption provisions or the price or terms at which the Company is required to offer to purchase such subordinated indebtedness or (iv) amend the subordination provisions of any documents, instruments or agreements governing any such subordinated indebtedness, except to the extent that any of the foregoing would be required to permit any Obligor to make a Restricted Payment permitted by Section 4.07 hereof.

Section 10.14 Notes are Pari Passu with the 7.5% Notes and the 8.75% Notes.

Notwithstanding anything else in this Indenture, the Obligations in respect of the Notes and the Guaranties will be on a parity with the Obligations in respect of the 7.5% Notes and the 8.75% Notes, and the guarantees thereof in right of payment.

Section 10.15 Reliance on Judicial Order or Certificate of Liquidating Agent

Upon any payment or distribution of assets of the Company referred to in this Article, the Trustee, subject to the provisions of Section 7.01, and the Holders of the Notes shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, Custodian, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Trustee or to the Holders of Notes, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article.

Section 10.16 Trustee Not Fiduciary for Holders of Senior Debt

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt and shall not be liable to any such holders if the Trustee shall in good faith mistakenly pay over or distribute to Holders of Notes or to the Company or to any other person cash, property or securities to which any holders of Senior Debt shall be entitled by virtue of this Article or otherwise. With respect to the holders of Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article and no implied covenants or obligations with respect to holders of Senior Debt shall be read into this Indenture against the Trustee.

Section 10.17 Rights of Trustee as Holder of Senior Debt; Preservation of Trustee’s Rights

The Trustee or any authenticating agent in its individual capacity shall be entitled to all the rights set forth in this Article with respect to any Senior Debt which may at any time be held by it, to the same extent as any other holder of Senior Debt, and nothing in this Indenture shall deprive the Trustee or any Authenticating Agent of any of its rights as such holder.

ARTICLE 11

NOTE GUARANTIES

Section 11.01 Guaranty.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium and Additional Interest, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Guaranty will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guaranty, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guaranty. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guaranty.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guaranty of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guaranty. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Guaranty not constituting a fraudulent transfer or conveyance.

Section 11.03 Execution and Delivery of Guaranty.

To evidence its Guaranty set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Guaranty substantially in the form attached as Exhibit D hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Guaranty set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guaranty.

If an Officer whose signature is on this Indenture or on the Guaranty no longer holds that office at the time the Trustee authenticates the Note on which a Guaranty is endorsed, the Guaranty will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Guaranty set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Subsidiaries creates or acquires any Material Restricted Subsidiary after the date of this Indenture or if a Subsidiary becomes a Material Restricted Subsidiary after the Issue Date, if required by Section 4.18 hereof, the Company will cause such Material Restricted Subsidiary to comply with the provisions of Section 4.18 hereof and this Article 11, to the extent applicable.

Section 11.04 Releases.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition (including by way of liquidation permitted hereunder) of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Guaranty; provided that the Net Cash Proceeds, if any, of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guaranty.

(b) Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be released and relieved of any obligations under its Guaranty.

(c) Upon Legal Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 12 hereof, each Guarantor will be released and relieved of any obligations under its Guaranty.

Any Guarantor not released from its obligations under its Guaranty as provided in this Section 11.04 will remain liable for the full amount of principal of and interest and premium and Additional Interest, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption (and all conditions to such redemption having been satisfied or waived) or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from transactions occurring contemporaneously with the borrowing of funds, or the borrowing of funds, to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Upon compliance with the foregoing, the Trustee shall execute proper instrument(s) acknowledging the satisfaction and discharge of all the Company’s and the Guarantors’ obligations under the Notes, the Guaranties and this Indenture.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Additional Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium or Additional Interest, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 13.02 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

Facsimile No.: (702) 784-7778

Attention: General Counsel

With a copy to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, California 90067

Facsimile No.: (310) 203-7199

Attention: Ashok W. Mukhey, Esq.

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

400 South Hope Street, Suite 400

Los Angeles, California 90071

Facsimile No.: (213) 630-6298

Attention: Corporate Unit

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, any Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied. Such counsel may rely on representations, warranties and certificates of other Persons as to matters of fact, and may qualify the Opinion of Counsel with customary assumptions and exceptions.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, agent, manager, partner, member, incorporator or stockholder of any Obligor, in such capacity, will have any liability for any obligations of any Obligor under the Notes, this Indenture or the Guaranties or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guaranties.

Section 13.08 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTIES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.04 hereof.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14 Waiver of Jury Trial.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 13.15 Force Majeure

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(Signatures on following page)

SIGNATURES

Dated as of March 19, 2012

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Carlos A. Ruisanchez
	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

ACE GAMING, LLC

By:	PNK Development 13, LLC
Its:	Sole Member

	By:	Biloxi Casino Corp.
	Its:	Sole Member

		By:	/s/ Carlos A. Ruisanchez

Name:	Carlos A. Ruisanchez
Title:	Chief Financial Officer and Treasurer

AREH MLK LLC

By:	Biloxi Casino Corp.
Its:	Sole Member

	By:	/s/ Carlos A. Ruisanchez

	Name:	Carlos A. Ruisanchez
	Title:	Chief Financial Officer and Treasurer

AREP BOARDWALK PROPERTIES LLC

By:	Biloxi Casino Corp.
Its:	Sole Member

By:	/s/ Carlos A. Ruisanchez

Name:	Carlos A. Ruisanchez
Title:	Chief Financial Officer and Treasurer

BELTERRA RESORT INDIANA, LLC

By:	Pinnacle Entertainment, Inc.
Its:	Sole Member

	By:	/s/ Carlos A. Ruisanchez

	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

BILOXI CASINO CORP.

By:	/s/ Carlos A. Ruisanchez
	Name:	Carlos A. Ruisanchez
	Title:	Chief Financial Officer and Treasurer

BOOMTOWN, LLC

By:	Pinnacle Entertainment, Inc.
Its:	Sole Member

By:	/s/ Carlos A. Ruisanchez

	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

CASINO MAGIC CORP.

By:	/s/ Carlos A. Ruisanchez
	Name:	Carlos A. Ruisanchez
	Title:	Chief Financial Officer and Treasurer

CASINO ONE CORPORATION

By:	/s/ Carlos A. Ruisanchez
	Name:	Carlos A. Ruisanchez
	Title:	Treasurer

LOUISIANA – I GAMING, A LOUISIANA PARTNERSHIP IN COMMENDAM

By:	Boomtown, LLC
Its:	General Partner

	By:	Pinnacle Entertainment, Inc.
	Its:	Sole Member

		By:	/s/ Carlos A. Ruisanchez

		Name:	Carlos A. Ruisanchez
		Title:	Executive Vice President and Chief Financial Officer

MITRE ASSOCIATES LLC

By:	PNK Development 13, LLC
Its:	Sole Member

	By:	Biloxi Casino Corp.
	Its:	Sole Member

By:	/s/ Carlos A. Ruisanchez

		Name:	Carlos A. Ruisanchez
		Title:	Chief Financial Officer and Treasurer

OGLE HAUS, LLC

By:	Belterra Resort Indiana, LLC
Its:	Sole Member

	By:	Pinnacle Entertainment, Inc.
	Its:	Sole Member

By:	/s/ Carlos A. Ruisanchez

Name:	Carlos A. Ruisanchez
Title:	Executive Vice President and Chief Financial Officer

PNK (BATON ROUGE) PARTNERSHIP

By:	PNK Development 8, LLC
Its:	Managing Partner

	By:	Pinnacle Entertainment, Inc.
	Its:	Sole Member

By:	/s/ Carlos A. Ruisanchez

Name:	Carlos A. Ruisanchez
Title:	Executive Vice President and Chief Financial Officer

PNK (BOSSIER CITY), INC.

By:	/s/ Carlos A. Ruisanchez
	Name:	Carlos A. Ruisanchez
	Title:	Treasurer

PNK DEVELOPMENT 7, LLC

By:	Pinnacle Entertainment, Inc.
Its:	Sole Member

	By:	/s/ Carlos A. Ruisanchez

	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK DEVELOPMENT 8, LLC

By:	Pinnacle Entertainment, Inc.
Its:	Sole Member

By:	/s/ Carlos A. Ruisanchez

Name:	Carlos A. Ruisanchez
Title:	Executive Vice President and Chief Financial Officer

PNK DEVELOPMENT 9, LLC

By:	Pinnacle Entertainment, Inc.
Its:	Sole Member

	By:	/s/ Carlos A. Ruisanchez

	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and Chief Financial Officer

PNK DEVELOPMENT 13, LLC

By:	Biloxi Casino Corp.
Its:	Sole Member

By:	/s/ Carlos A. Ruisanchez

	Name:	Carlos A. Ruisanchez
	Title:	Chief Financial Officer and Treasurer

PNK (ES), LLC

By:	Pinnacle Entertainment, Inc.
Its:	Sole Member

By:	/s/ Carlos A. Ruisanchez

Name:	Carlos A. Ruisanchez
Title:	Executive Vice President and Chief Financial Officer

PNK (LAKE CHARLES), L.L.C.

By:	Pinnacle Entertainment, Inc.
Its:	Sole Member/Manager

By:	/s/ Carlos A. Ruisanchez

Name:	Carlos A. Ruisanchez
Title:	Executive Vice President and Chief Financial Officer

PNK (OHIO), LLC

By:	Pinnacle Entertainment, Inc.
Its:	Sole Member

	By:	/s/ Carlos A. Ruisanchez

Name:	Carlos A. Ruisanchez Executive Vice President and
Title:
Chief Financial Officer

PNK (OHIO) II, LLC

By:	PNK (OHIO) LLC
Its:	Sole Member

	By:	Pinnacle Entertainment, Inc.
	Its:	Sole Member

By:	/s/ Carlos A. Ruisanchez

Name:	Carlos A. Ruisanchez
Title:	Executive Vice President and
Chief Financial Officer

PNK (OHIO) III, LLC

By:	PNK (OHIO) LLC
Its:	Sole Member

	By:	Pinnacle Entertainment, Inc.
	Its:	Sole Member

By:	/s/ Carlos A. Ruisanchez

Name:	Carlos A. Ruisanchez
Title:	Executive Vice President and
Chief Financial Officer

PNK (RENO), LLC

By:	Pinnacle Entertainment, Inc.
Its:	Sole Member

	By:	/s/ Carlos A. Ruisanchez

Name:	Carlos A. Ruisanchez
Title:	Executive Vice President and
Chief Financial Officer

PNK (RIVER CITY), LLC

By:	Pinnacle Entertainment, Inc.
Its:	Sole Member

	By:	/s/ Carlos A. Ruisanchez

Name:	Carlos A. Ruisanchez
Title:	Executive Vice President and
Chief Financial Officer

PNK (SCB), L.L.C.
By:	PNK Development 7, LLC
Its:	Sole Member
	By:	Pinnacle Entertainment, Inc.
	Its:	Sole Member

By:	/s/ Carlos A. Ruisanchez

Name:	Carlos A. Ruisanchez
Title:	Executive Vice President and
Chief Financial Officer

PNK (ST. LOUIS RE), LLC

By:	Pinnacle Entertainment, Inc.
Its:	Sole Member

	By:	/s/ Carlos A. Ruisanchez

Name:	Carlos A. Ruisanchez
Title:	Executive Vice President and
Chief Financial Officer

PNK (STLH), LLC

By:	Pinnacle Entertainment, Inc.
Its:	Sole Member

	By:	/s/ Carlos A. Ruisanchez

	Name:	Carlos A. Ruisanchez
	Title:	Executive Vice President and
Chief Financial Officer

PSW PROPERTIES LLC

By:	Biloxi Casino Corp.
Its:	Sole Member

By:	/s/ Carlos A. Ruisanchez

	Name:	Carlos A. Ruisanchez
	Title:	Chief Financial Officer and Treasurer

YANKTON INVESTMENTS, LLC

By:	/s/ John A. Godfrey

Name:	John A. Godfrey
Title:	Manager

THE TRUSTEE

Dated as of March 19, 2012

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
AS TRUSTEE

By:	/s/ Teresa Petta
	Name:	TERESA PETTA
	Title:	VICE PRESIDENT

EXHIBIT A

[Face of Note]

CUSIP/CINS

7.75% Senior Subordinated Notes due 2022

No.	$

PINNACLE ENTERTAINMENT, INC.

promises to pay to [            ] or registered assigns,

the principal sum of                             DOLLARS on April 1, 2022.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

Dated:                     , 20

PINNACLE ENTERTAINMENT, INC.

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

By:
Authorized Signatory

[Back of Note]

7.75% Senior Subordinated Notes due 2022

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

THE NOTES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER IMPOSED BY APPLICABLE GAMING LAWS, THE PROVISIONS OF ARTICLE XIII OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION (DEALING WITH GAMING LAWS AND GAMING-RELATED RESTRICTIONS ON OWNERSHIP AND TRANSFER), INCLUDING ANY AMENDMENTS THERETO OR ANY SUCCESSOR PROVISIONS THERETO, AND SECTION 3.07(e) OF THE INDENTURE (WHICH IS SUMMARIZED ON THIS CERTIFICATE). A COPY OF ARTICLE XIII OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION IS ON FILE AT THE OFFICE OF THE COMPANY, AND MADE A PART HEREOF AS FULLY AS THOUGH THE PROVISIONS OF SAID PROVISIONS OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION WERE PRINTED IN FULL ON THIS CERTIFICATE, TO ALL OF WHICH THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, ASSENTS AND AGREES TO BE BOUND. ANY HOLDER OF A NOTE MAY OBTAIN, UPON REQUEST AND WITHOUT CHARGE, A COPY OF SUCH PROVISIONS OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE SECRETARY OF THE COMPANY.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 7.75% per annum from                     , 20    until maturity and shall pay the Additional Interest, if any, payable pursuant to the Indenture. The Company will pay interest and Additional Interest, if any, semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be                     , 20    . The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the March 15 or September 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Additional Interest, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and

State of New York, or, at the option of the Company, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Company issued the Notes under an Indenture dated as of March 19, 2012 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of the Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) Except as set forth in subparagraphs (b), (c), (d) and (e) of this Paragraph 5, the Company will not have the option to redeem the Notes prior to April 1, 2017. On or after April 1, 2017, the Company will have the option to redeem the Notes, in whole or in part, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount thereof) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2017	103.875%
2018	102.583%
2019	101.292%
2020 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest and the Additional Interest, if any, will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to April 1, 2015, the Company may redeem up to 35% of the initially outstanding aggregate principal amount of Notes issued under the Indenture at a redemption price in cash of 107.750% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings of the Company; provided that at least 65% of the initially outstanding aggregate principal amount of Notes (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption, notice of any such redemption shall be given by the Company to the Holders and the Trustee within 15 days after the consummation of any such Equity Offering, and such redemption shall occur within 60 days of the date of such notice.

(c) At any time prior to April 1, 2017, the Company may also redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, subject to the rights of holders of Notes on the relevant record dates occurring prior to the Redemption Date to receive interest due on the relevant interest payment date.

(d) In addition to the foregoing, if (1) any Gaming Authority makes a determination of unsuitability of a Holder or beneficial owner of Notes (or of an Affiliate of such Holder or beneficial owner), or (2) any Gaming Authority requires that a Holder or beneficial owner of Notes (or an Affiliate thereof) must (i) be licensed, qualified or found suitable under any applicable Gaming Laws or (ii) reduce its position in the Notes to below a level that would require licensure, qualification or a finding of suitability, and such Holder or beneficial owner (or Affiliate thereof): (A) fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, (B) fails to reduce its position in the Notes appropriately, or (C) is denied such license or qualification or not found suitable, the Company shall have the right at any time from or after the Issue Date, at its option: (1) to require any such Holder or beneficial owner to dispose of all or a portion of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or (2) to call for the redemption of all or a portion of the Notes of such Holder or beneficial owner at a redemption price equal to the least of: (A) the principal amount thereof, (B) the price at which such Holder or beneficial owner acquired the Notes, in the case of either clause (A) above or this clause (B), together with accrued and unpaid interest and Additional Interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority (subject to the rights of Holders of Notes on the relevant record dates occurring prior to such redemption date to receive interest on the relevant interest payment date), or (C) such other lesser amount as may be required by any Gaming Authority. Immediately upon a determination by a Gaming Authority that a Holder or beneficial owner of the Notes (or an Affiliate thereof) will not be licensed, qualified or found suitable or is denied a license, qualification or finding of suitability, the Holder or beneficial owner will not have any further rights with respect to the Notes to: (1) exercise, directly or indirectly, through any Person, any right conferred by the Notes; or (2) receive any interest or Additional Interest, if any, or any other distribution or payment with respect to the Notes; or (3) receive any remuneration in any form from the Company or its Affiliates for services rendered or otherwise, except the redemption price of the Notes. The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The Holder or beneficial owner (of an Affiliate thereof) applying for a license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

(e) In addition, by accepting a Note, each Holder or beneficial owner of a Note will be agreeing to comply with all requirements of the Gaming Laws and Gaming Authorities in each jurisdiction where the Company and its Affiliates are licensed or registered under applicable Gaming Laws or conduct gaming activities. Each Holder or beneficial owner will also be agreeing that the Notes held by such Holder or beneficial owner shall be subject to the provisions of Article XIII of the Company’s Restated Certificate of Incorporation (dealing with Gaming Laws and gaming-related restrictions on ownership and transfer), including any amendments thereto or any successor provisions thereto, a copy of which is on file at the office of the Company, and made a part hereof as fully as though the provisions of said provisions of the Company’s Restated Certificate of Incorporation were printed in full on this certificate, to all of which the Holder of this certificate, by acceptance hereof, assents and agrees to be bound. Any Holder of a Note may obtain, upon request and without charge, a copy of such provisions of the Company’s Restated Certificate of Incorporation. Any such request shall be addressed to the Secretary of the Company.

(6) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of such Holder’s Notes pursuant to the offer described in Section 4.15 of the Indenture (the “Change of Control Offer”) at an offer price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes plus accrued and unpaid interest thereon and Additional Interest, if any, to the date of repurchase. Within 30 days following any Change of Control, the Company will mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice.

(b) Upon the consummation of an Asset Sale, the Company or the affected Obligor will be required to apply an amount equal to all Net Cash Proceeds that are received from such Asset Sale within 360 days of the receipt thereof either (1) to reinvest (or enter into a binding commitment to invest, if such investment is effected within 360 days after the date of such commitment) in Productive Assets or in Asset Acquisitions not otherwise prohibited by the Indenture, or (2) to permanently prepay or repay Senior Debt of any Obligor and if such Senior Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto.

On the 361st day after an Asset Sale or such earlier date, if any, as the Board of the Company or the affected Obligor determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (1) or (2) of the preceding paragraph (each a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (1) or (2) of the preceding paragraph (each a “Net Proceeds Offer Amount”), will be applied by the Company to make an offer to purchase (the “Net Proceeds Offer”), on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, on a pro rata basis (A) Notes at a purchase price in cash equal to 100% of the aggregate principal amount of Notes, in each case, plus accrued and unpaid interest thereon and Additional Interest, if any, on the Net Proceeds Offer Payment Date and (B) the outstanding 8.75% Notes and/or other Indebtedness Incurred by the Company or an Obligor which is pari passu with the Notes, in each case to the extent required by the terms thereof; provided that if at any time within 360 days after an Asset Sale any non-cash consideration received by the Company or the affected Obligor in connection with such Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with this covenant. To the extent that the aggregate principal amount of Notes, 8.75% Notes and/or other pari passu Indebtedness tendered pursuant to the Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Obligors may use any remaining proceeds of such Asset Sales for general corporate purposes (but subject to the other terms of the Indenture). Upon completion of a Net Proceeds Offer, the Net Proceeds Offer Amount relating to such Net Proceeds Offer will be deemed to be zero for purposes of any subsequent Asset Sale. In the event that a Restricted Subsidiary consummates an Asset Sale, only that portion of the Net Cash Proceeds therefrom (including any Net Cash Proceeds received upon the sale or other disposition of any noncash proceeds received in connection with an Asset Sale) that are distributed to or received by any Obligor will be required to be applied by the Obligors in accordance with the provisions of this paragraph.

Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $25 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the date of the Indenture from all Asset Sales by the Obligors in respect of which a Net Proceeds Offer has not been made aggregate at least $25 million, at which time the affected Obligor will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (each date on which the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $25 million or more will be deemed to be a Net Proceeds Offer Trigger Date). In connection with any Asset Sale with respect to assets having a book value in excess of $25 million or as to which it is expected that the aggregate consideration therefor to be received by the affected Obligor will exceed $25 million in value, such Asset Sale will be approved, prior to the consummation thereof, by the Board of the applicable Obligor.

(8) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. A notice of redemption may be conditional in that the Company may, notwithstanding the giving of the notice of redemption, condition the redemption of the Notes specified in the notice of redemption upon the completion of other transactions, such as refinancings or acquisitions (whether of the Company or by the Company).

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes or the Guaranties may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes or the Guaranties may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes or the Guaranties may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Guaranties in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to comply with the requirements of applicable Gaming Laws or to provide for requirements imposed by applicable Gaming Authorities, to conform the text of the Indenture or the Notes to any provision of the “Description of notes” section of the Company’s Prospectus Supplement dated March 5, 2012, relating to the initial offering of the Notes, to the extent that such provision in that “Description of notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guaranties or the Notes, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of March 19, 2012, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Guaranty with respect to the Notes.

(12) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest (including any Additional Interest) on the Notes or the Guaranties (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment of the principal of or premium, if any, on the Notes or the Guaranties when due and payable, at maturity, upon acceleration, redemption or otherwise (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by any Obligor to comply with any of its other agreements in the Indenture, the Notes or the Guaranties for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding voting as a single class; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by any Obligor (or the payment of which is guaranteed by any Obligor) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default is caused by a failure to pay principal of or premium, if any, or interest, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more; (v) certain final judgments for the payment of money that remain undischarged for a period of 60 days after such judgment or judgments become final and non-appealable; and (vi) certain events of bankruptcy or insolvency with respect to any Obligor. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable and on the fifth business day after delivery of a notice of acceleration the principal amount, together with any accrued and unpaid interest and premium and Additional Interest, if any, on all the Notes or the Guaranties then outstanding will become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee shall be under no obligation to exercise any of the rights or powers at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium or Additional Interest, if any,) if it determines that withholding notice is in their interest. Notwithstanding any other provision of the Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described under the Indenture, and for any failure to comply with the requirements of section 314(a) of the TIA, will for the 365 days after the occurrence of such an Event of Default consist exclusively of the right to receive Additional Interest on the principal amount of the Notes at a rate equal to 0.50% per annum. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, (i) rescind an acceleration or (ii) waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13) SUBORDINATION. Payment of principal, interest and premium and Additional Interest, if any, on the Notes is subordinated to the prior payment of Senior Debt on the terms provided in the Indenture.

(14) TRUSTEE DEALINGS WITH OBLIGORS. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Obligors or their Affiliates, and may otherwise deal with the Obligors or their Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder of the Company or any of the Guarantors, as such, will not have any liability for any obligations of the Company or the Guarantors under the Notes, the Guaranties or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE GUARANTIES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT D

[FORM OF NOTATION OF GUARANTY]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of March 19, 2012 (the “Indenture”) among Pinnacle Entertainment, Inc. (the “Company”), the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium and Additional Interest, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guaranty and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guaranty. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that the Indebtedness evidenced by this Guaranty shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

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EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , 201  , among                     (the “Guarantying Subsidiary”), a subsidiary of Pinnacle Entertainment, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 19, 2012 providing for the issuance of 7.75% Senior Subordinated Notes due 2022 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guarantying Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantying Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guaranty”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantying Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTY. The Guarantying Subsidiary hereby agrees to provide an unconditional Guaranty on the terms and subject to the conditions set forth in the Guaranty and in the Indenture including but not limited to Article 11 thereof.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guarantying Subsidiary, as such, shall have any liability for any obligations of the Company or any Guarantying Subsidiary under the Notes, any Guaranties, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantying Subsidiary and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                     , 20

[GUARANTYING SUBSIDIARY]

By:
Name:
Title:

PINNACLE ENTERTAINMENT, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:
Authorized Signatory

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